   As filed with the Securities and Exchange Commission on February 12, 2004
                                                 Registration No.333-___________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                    ----------------------------------------
                                    FORM S-1
                          Registration Statement Under
                           The Securities Act of 1933
                           --------------------------
                               SEDONA CORPORATION
             (Exact name of Registrant as specified in its charter)

           Pennsylvania                         7372                  95-4091769
---------------------------------   ----------------------------   ------------------
  (State or other jurisdiction      (Primary Standard Industrial   (I.R.S. Employer
of incorporation or organization)    Classification Code Number)   Identification No.)


                       1003 West 9Th Avenue, Second Floor
                       King of Prussia, Pennsylvania 19406
                                 (610) 337-8400
               (Address, including zip code, and telephone number,
        including area code, or Registrant's principal executive offices)

                            -------------------------
                                 Marco A. Emrich
                      President and Chief Executive Officer
                       1003 West 9th Avenue, Second Floor
                       King of Prussia, Pennsylvania 19406
                                 (610) 337-8400

                (Name, address, including zip code, and telephone
               number, including area code, or agent for service)

                           --------------------------
                                   COPIES TO:
                             Robert B. Murphy, Esq.
                              Irene Barberena, Esq.
                               Pepper Hamilton LLP
                                 Hamilton Square
                           600 Fourteenth Street, N.W.
                           Washington, D.C. 20005-2004
                                  202-220-1200

                  Approximate date of commencement of proposed
              sale to the public: As soon as practicable after this
                    Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering |_|. ________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering |_| ____________________

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================

                                                              Proposed Maximum           Proposed Maximum
Title of Each Class of              Amount To Be                 Aggregate                  Aggregate               Amount of
Securities to be Registered        Registered  (1)           Offering Price (2)           Offering Price         Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value
per share                               7,127,411                    $0.55                  $3,920,076.05             $496.67
====================================================================================================================================

(1) Estimated solely for purposes of determining the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

         PURSUANT TO RULE 429, UNDER THE SECURITIES ACT, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT ALSO RELATES TO THE SHARES OF COMMON STOCK OF THE REGISTRANT PREVIOUSLY REGISTERED UNDER REGISTRATION STATEMENT ON FORM S-3 NOS. 333-74442, 333-63190, 333-71457, 333-52973, 333-31457, 333-37678, 333-38578,
333-34412, 333-31983 AND 333-03719. ACCORDINGLY, THIS REGISTRATION STATEMENT CONSTITUTES A POST-EFFECTIVE AMENDMENT TO SUCH EARLIER REGISTRATION STATEMENTS. THIS POST-EFFECTIVE AMENDMENT SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT IN ACCORDANCE WITH SECTION 8 OF THE SECURITIES ACT.

================================================================================
The information contained in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.
================================================================================


                 SUBJECT TO COMPLETION, DATED February 12, 2004
                                   PROSPECTUS

                               SEDONA CORPORATION

                               7,127,411 Shares of
                                  common stock
                                ----------------

         This Prospectus relates to the sale from time to time by the shareholders listed in the "Principal and Selling Shareholders" section of up to 7,127,411 shares of the common stock, $0.001 par value per share, including:

          o 5,651,347 shares of our common stock beneficially owned by the selling shareholders; and


          o 1,476,064 shares of our common stock issuable upon the exercise of warrants held by the selling shareholders to purchase shares of our common stock at prices ranging from $0.35 to $0.70.


         Only the resale of the shares received upon exercise of the warrants is covered by this Prospectus; it will not cover the initial issuance of the warrant shares.

         No underwriter is being used in connection with this offering of our common stock. The selling shareholders may offer and sell their shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders, the purchasers of the shares, or both. The selling shareholders and any broker-dealer executing selling orders on their behalf may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended, in which event commissions received by such broker-dealer may be deemed to be underwriting commissions. We will not receive any direct proceeds from the resale of shares, but will receive proceeds related to the exercise of the warrants held by the selling shareholders. There is no assurance that any of the warrants will be exercised, and therefore we may not receive any proceeds.

         The price of our common stock being offered under this Prospectus will be determined based upon the market price of our common stock at the time of resale. Our common stock is traded on the OTCBB under the symbol SDNA. As of January 30, 2004, the closing price of one share of our common stock was $0.60.

                              --------------------
         Investing in our common stock involves a high degree of risk. You should carefully read and consider the risk factors beginning on page 6.
                              --------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                The date of this Prospectus is February __, 2004.

                                TABLE OF CONTENTS


                                                                                                                Page
                                                                                                                ----

PROSPECTUS SUMMARY................................................................................................1

RISK FACTORS......................................................................................................6

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS.....................................................................8

USE OF PROCEEDS...................................................................................................8

DIVIDEND POLICY...................................................................................................9

PRICE RANGE OF COMMON STOCK.......................................................................................9

CAPITALIZATION...................................................................................................10

SELECTED FINANCIAL DATA..........................................................................................11

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............................12

BUSINESS.........................................................................................................17

MANAGEMENT.......................................................................................................25

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................30

PRINCIPAL AND SELLING SHAREHOLDERS...............................................................................32

DESCRIPTION OF OUR SECURITIES....................................................................................33

PLAN OF DISTRIBUTION.............................................................................................37

LEGAL MATTERS....................................................................................................38

CHANGE IN COMPANY'S CERTIFYING ACCOUNTANTS.......................................................................38

EXPERTS..........................................................................................................38

WHERE YOU CAN FIND ADDITIONAL INFORMATION........................................................................39


                               PROSPECTUS SUMMARY

         This summary highlights key aspects of our business and our offering of common stock that are described more fully elsewhere in this Prospectus. This summary does not contain all of the information that you should consider before making an investment decision. You should read the entire Prospectus carefully, including the Risk Factors section beginning on page 6 and our consolidated financial statements and related notes beginning on page F-1, before making an investment decision.

Our Company

         We are a software application and services provider that develops and markets web-based Customer Relationship Management (CRM) solutions to small to mid-sized businesses (SMBs) such as community banks, credit unions and insurance companies. Our CRM application solution, Intarsia(TM), provides SMBs with the ability to effectively identify, acquire, foster and maintain loyal, profitable customers, enabling SMB's to increase the profitability of their customer portfolio and enhance shareholder value. We believe that Intarsia equips SMBs with the ability to build the appropriate strategy to more effectively target the right products to the right people at the right time.

         We know that the key to selling CRM successfully and profitably to SMBs is finding a solution that not only meets the organizations' unique industry, business, and budget requirements, but also provides them with proven technology and services that can be cost effectively integrated into their business. When these needs are met, SMBs can rapidly achieve a positive return on their CRM investment (ROI).

         The SMB market represents the largest and fastest growing opportunity for CRM applications solutions as businesses place increasing emphasis on effectively managing the relationship of, and interaction with, their customers. This market, characterized by businesses with less than $250 million in revenue and 500 employees, presents the greatest opportunity for CRM providers as the large-sized business (LB) market is becoming saturated with CRM deployments.

         According to Aberdeen Group's Worldwide CRM Spending: Forecast 2002-2006 research report, the CRM spending in the LB market is expected to grow at a 2002-2006 CAGR of 4.0% compared to a much faster growth in the SMB market as indicated in the table below.

------------------------------------------------------------------------------------------------------
     Number of Employees           2002 CRM Spending        2006 CRM Spending            CAGR
------------------------------------------------------------------------------------------------------
           1 to 19                       $577M                    $794M                  9.3%
------------------------------------------------------------------------------------------------------
          20 to 499                     $1.28B                    $1.8B                  8.9%
------------------------------------------------------------------------------------------------------

         As a significant segment of the overall SMB market, small and mid-sized financial services organizations, represented by community and regional banks, credit unions, savings and loans, brokerage firms and insurance companies and agencies, have identified CRM as a strategic initiative to improve the customer retention and profitability rates in a marketplace dominated by large national and international companies with greater resources, services and advertising power.

         Aberdeen Group, in the same report projects that the CRM spending in the financial services market, will represent 18.8% of the overall CRM spending over the next three years.

 ----------------------------------------------------------------------
            Vertical Market                   % of CRM Spending
 ----------------------------------------------------------------------
             Manufacturing                          25.4%
 ----------------------------------------------------------------------
           Financial Services                       18.8%
 ----------------------------------------------------------------------
        Retail and Distribution                     13.6%
 ----------------------------------------------------------------------
           Business Services                         7.1%
 ----------------------------------------------------------------------
        Government and Education                     6.7%
 ----------------------------------------------------------------------
      Transportation and Utilities                   6.4%
 ----------------------------------------------------------------------
               Healthcare                            5.6%
 ----------------------------------------------------------------------
         Information Technology                      5.5%
 ----------------------------------------------------------------------
           Telecommunications                        4.7%
 ----------------------------------------------------------------------
                 Others                              6.2%
 ----------------------------------------------------------------------

We have strategically targeted small to mid-sized financial services organizations as the first vertical market to introduce our leading CRM application solution.

         Unlike most traditional, general-purpose CRM applications, Intarsia, is a vertical CRM application solution specifically designed and priced to meet the needs of SMBs with multiple lines-of-business across several vertical industries. Intarsia provides small to mid-sized financial services organizations with a complete and accurate view of their customers' relationships and interactions. This enables them to gain knowledge about their customers' preferences, needs and characteristics and build the appropriate strategies to more effectively target the right products to the right people at the right time. Intarsia provides those organizations with the ability to effectively identify, acquire, foster and maintain loyal, profitable customers.

         As part of our efforts to rapidly and cost effectively capture a major share of the SMB market, we have adopted an indirect distribution channel strategy. We have successfully signed OEM (Original Equipment Manufacturers) and reseller agreements with several leading software and services providers for the financial services market, such as Fiserv Systems, Inc., Sanchez Computer Associates, Inc., Open Solutions Inc., Connecticut Online Computer Center, Inc, Pinkerton Consulting, EastPoint Technologies, Inc., WorldNet Consulting S.A., ACEncrypt Solutions and American International Technology Enterprises, Inc., a member company of AIG, and continue to work on broadening even further our distribution channels, thus expanding our market penetration both domestically and internationally. In addition, we have been selected by IBM Corporation as one of its Advanced Level Business Partners.

         We believe that we will need to generate funds from operations and additional sales of securities to meet our working capital requirements over the period through December 31, 2004. In addition to the loss of ($2,772) realized during the nine months ended September 30, 2003, which continued through December 31, 2003, the Company incurred substantial losses from operations of ($6,001) and $(10,434) during the years ended December 31, 2002 and 2001, respectively. If additional financing is required through December 31, 2004, such funding may not be readily available. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company's plans include expanding the sale the acceptance of its current and future strategic alliance partnerships; targeting new application solutions; and seeking additional debt or equity financing in addition to aggressive cost containment measures.


Our Contact Information

         Our principal executive offices are located at 1003 West 9th Avenue, Second Floor, King of Prussia, Pennsylvania 19406, and our telephone number is
(610) 337-8400. We maintain a website on the Internet at http://www.sedonacorp.com. Our website and the information that it contains are not part of this Prospectus.

The Offering



Common stock offered by the selling shareholders:          5,651,347 shares

Additional common stock to be offered by the selling       1,476,064 shares
shareholders upon exercise of all warrants:

Common stock to be outstanding after this offering,        112,598,898 shares
assuming exercise of all outstanding warrants,
options and conversion of convertible securities

Use of proceeds:                                           We will not receive any proceeds from the sale of our
                                                           common stock by the selling shareholders.  If a selling
                                                           shareholder exercises the warrants he or she holds for
                                                           cash, we intend to use the net proceeds of such exercise
                                                           for working capital and general corporate purposes.  We
                                                           may also invest a portion of the net proceeds from the
                                                           exercise of the warrants, if any, in high-grade
                                                           short-term interest bearing investments on a temporary
                                                           basis.

OTCBB symbol:                                              SDNA

Risk Factors:                                              Investment in our common stock involves a high degree of
                                                           risk and could result in a loss of your entire investment.
                                                           See "Risk Factors" beginning on page 6 to read about factors you should consider before buying our common stock.

Recent Developments

         Civil Suit: On May 5, 2003, we filed a civil action lawsuit against numerous defendants in the United States District Court, Southern District of New York seeking damages from the defendants named, and other defendants yet to be named, for allegedly participating in the manipulation of our common stock, fraud, misrepresentation, failure to exercise fiduciary responsibility, and/or failure to adhere to trading rules and regulations, tortuous interference, conspiracy and other actions set forth in the complaint but not limited to enforcement of settlement date and affirmative determination. As this is an on-going action, no adjustments have been made to the financial statements related to this matter.

     Stock Conversions: On December 17, 2003, the holder of Class A, Series
F, Convertible Preferred Stock delivered a conversion notice to the Company requesting conversion of $780,000 principal value preferred stock plus accrued interest of $186,950 into shares of our common stock. After conversion, such holder received 966,950 shares of our common stock.

         In December 2003, Mr. David Vey, our Chairman of the Board, requested the conversion of two debentures. The first debenture was a $100,000 note, due on December 5, 2003. The terms of the agreement allowed Mr. Vey to convert the outstanding principal balance into 1,000,000 shares of our common stock. The second debenture was a $120,000 note, due January 5, 2004. The terms of the agreement allowed Mr. Vey to convert the outstanding principal balance into 2,000,000 shares of our common stock. There is also $17,000 of interest due on the debentures which will be settled in cash or shares of our common stock, at the option of the holder.

            Series H Transaction: In April 2000, the Company consummated a transaction to purchase the Customer Information Management Systems (CIMS) business unit of Acxiom Corporation for total potential consideration of up to $4,350. $550 in five-year warrants were issued, $1,300 (with face value of $1,500) was paid in preferred stock, a minimum of $1,000 due in October 2003 (the "Required Payment"), or earlier, if certain performance hurdles were met, and the remaining $1,500 will be paid contingent on performance of the business unit acquired (the "Contingent Payment"). Through June 30, 2003, the Company had paid $47 related to the Required Payment. There was no contingent payment of $1,500 due. The performance period for both the Required Payment and the Contingent Payment expired in April 2003. In November 2003, the Company restructured the agreement with Acxiom. The Company has issued a promissory note for the $953 Required Payment, at an interest rate of 8% per annum. All unpaid principal and interest are due no later than May 26, 2006. The restructured terms include extension of the conversion date of the Series H Preferred Stock by thirty-six months, until April 1, 2006.

            Note Payable: In December 2003, a note payable in the amount of $148 to our former Chairman of the Board of Directors had been paid in full. As the debt related to this transaction has been satisfied, the Subordinate Collateral Assignment and Security Agreement dated January 2003 will be cancelled.

            Change in Auditors: In June 2003, Ernst & Young LLP ("E&Y") resigned as our independent auditors. Effective August 29, 2003, McGladrey and Pullen LLP was appointed as our independent auditors for the year ended December 31, 2003.

            The audit report of E&Y on the Company's consolidated financial statements for the years ended December 31, 2002 and December 31, 2001, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that, in their report dated April 8, 2003, E&Y's opinion was modified to include an uncertainty about the Company's ability to continue as a going concern. During its audit for the fiscal year ended December 31, 2002 and December 31, 2001, and for the subsequent interim period through the date of the Form 8-K filing, of June 26, 2003, (i) the Company had no disagreements with E&Y on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedure, which, if not resolved to E&Y's satisfaction, would have caused E&Y to make reference to the matter in their report, and (ii) there have been no "reportable events" as defined in Item 304 (a)(1)(v) of Regulation S-K.

            Increase in Authorized Common Shares: In August 2003, the shareholders of our Company voted to increase the number of authorized common shares to 125,000,000.

         Staff Changes: In December 2003, Mr. Timothy Rimlinger, Vice President of Engineering was appointed Chief Technology Officer. Ms. Anita Primo was appointed Vice President and Chief Financial Officer of our Company.

Summary Financial Information

         You should read the following summary of consolidated financial information together with the financial statements and the notes to those statements appearing elsewhere in this Prospectus and the information under "Selected Financial Data," "Risk Factors" and "Management's Discussion and Analysis of Results of Operations and Financial Condition" (in thousands except for per share amounts).



                                                                                                    (Unaudited)
                                  -------------------------------------------------------- --------------------------
                                                                                                      Nine Months
                                                                                                        Ended
                                                  YEAR ENDED DECEMBER 31,                           September  30,
                                  -------------------------------------------------------- --------------------------
   Income Statement Data:                1998       1999       2000       2001       2002          2002         2003
   ---------------------
   Revenue                              $  15      $ 244    $ 1,787    $ 2,157    $ 2,507      $  2,009     $  1,387
   Loss from Continuing
       Operations                      (3,879)    (3,264)   (10,826)   (10,434)    (6,001)       (4,416)      (1,697)
   Gain (Loss) from
       Discontinued operations         (1,633)    (2,973)        144         -          -             -            -
   Net Loss                            (5,512)    (6,237)   (10,682)   (10,434)    (6,001)       (4,462)      (2,772)
   Preferred Dividends                 (1,592)      (601)      (889)       154      (303)          (227)        (227)
   Net Loss applicable to
       Common Stockholders             (7,104)    (6,838)   (11,571)   (10,280)    (6,304)       (4,689)      (2.999)
   Basic and Diluted Net Loss
       per Common Share
       applicable to continuing
       operations                      $(0.28)    $(0.18)    $(0.42)    $(0.28)   $ (0.13)      $ (0.10)     $ (0.06)
   Loss per Common Share
       applicable to discontinued
       operations                      $(0.08)    $(0.13)          -         -          -             -            -
   Loss per Common Share               $(0.36)    $(0.31)    $(0.42)    $(0.28)   $ (0.13)      $ (0.10)     $ (0.06)

                                                                                                    (Unaudited)
                                  -------------------------------------------------------- --------------------------
                                                      AT DECEMBER 31,                             At September 30,
                                  -------------------------------------------------------- --------------------------
   Balance Sheet Data:                   1998       1999       2000       2001       2002          2002         2003
   ------------------

   Total Assets                        $4,435     $2,204     $8,468    $ 3,786     $1,770        $2,312       $1,352
   Net Working Capital/(Deficit)          179        262      (989)     (2,462)    (3,128)       (2,132)      (1,901)
   Long-Term Obligations                  215         51      1,025      1,025         12           993          980
   Stockholders' Equity/(Deficit)       3,457      1,431      3,091       (302)    (1,847)       (1,054)      (2,247)



                                  Risk Factors

         Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as other information contained in this Prospectus, before deciding to invest in our common stock. If any of the following risks were to occur, our business, financial condition or operating results could be materially and adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

WE HAVE A LIMITED OPERATING HISTORY WITH WHICH YOU CAN EVALUATE OUR BUSINESS.

         We only began focusing on our web-based CRM application solutions in 2000. Due to the shift in our business model, we have only a limited operating history in the area of web-based customer relationship management with which you can evaluate our business and prospects. Our limited operating history in this area makes predicting our future operating results more difficult. In addition, our prospects must be considered in light of the risks and uncertainties encountered by companies in the evolving market for knowledge management solutions. These risks include our ability to:

         o    build awareness and acceptance of our brand name;

         o    extend existing and develop new strategic partner relationships;

         o    attract and retain key personnel; and

         o    access additional capital.

WE HAVE LIMITED REVENUES AND HAVE INCURRED OPERATING LOSSES IN THE PAST THREE YEARS AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

         We had total revenues from continuing operations of $2.5 million, $2.2 million, and $1.8 million and losses from continuing operations of $6.0 million, $10.4 million and $10.8 million for the years ended December 31, 2002, 2001 and 2000. As of September 30, 2003, we had an accumulated deficit of $63.0 million and our losses have continued through September 30, 2003 with a loss from operations of $2.8 million. Our losses continued through December 31, 2003. If our current and future products and services fail to gain wider acceptance, we believe it may be unlikely that we will be able to reverse our operating loss trend or ever achieve profitability.

WE MAY REQUIRE ADDITIONAL CAPITAL THAT MAY NOT BE AVAILABLE.

         We will require additional financing if we cannot achieve sufficient cash flows from operations. We do not know if additional financing will be available to us on terms that we can accept. If financing is not available, we may have to sell, suspend or terminate our operations.

OUR PREDECESSOR AUDITORS HAVE ISSUED AN OPINION EXPRESSING DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         The report of our predecessor independent auditors and the notes to our consolidated financial statements included in this Prospectus state that our substantial operating losses, negative working capital and need for additional financing raise substantial doubt about our ability to continue as a going concern. Whether we can remain a going concern depends on our continued ability to expand the sale and acceptance of our business solutions through our strategic partnerships, target new application solutions, continue aggressive marketing of our proprietary Intarsia brand product and obtain additional financing. It cannot be assured that we will be able to achieve any of these objectives.

WE DEPEND ON CERTAIN KEY PERSONNEL FOR OUR CONTINUED SUCCESS.

         We are dependent upon certain key members of our management team for the successful operation and development of our business, particularly Mr. Marco
A. Emrich, who currently serves as our Chief Executive Officer and President. The loss of the services of Mr. Emrich could materially and adversely affect our operations. In addition, in order to continue our operations, we must attract and retain additional technically qualified personnel with backgrounds in engineering, production, and marketing. There is keen competition for such highly-qualified personnel and consequently there can be no assurance that we will be successful in recruiting or retaining personnel of the requisite caliber or in the numbers necessary to enable us to continue to conduct our business.

WE RELY ON OUR STRATEGIC PARTNERS' DISTRIBUTION CHANNELS TO ACHIEVE OUR OPERATIONAL RESULTS.

         We moved to an indirect sales model in January 2003 by licensing or reselling our technology to leading software providers for community banks, credit unions, brokerage firms and insurance companies. This model, however, makes our success very dependent on our partners' ability to market, sell and distribute our product to their current and future customers. While management is confident that we have the right partners and commitment for achieving our operational results, we can give no assurances in this regard of such results.

THE CONVERSION OF CONVERTIBLE SECURITIES WILL DILUTE THE HOLDERS OF OUR COMMON STOCK.

         The holders of our outstanding convertible preferred stock and convertible notes may elect to convert their shares into our common stock at any time. As of January 30, 2004 all outstanding shares of our Series A and Series H convertible Class A preferred stock and convertible notes were convertible into an aggregate amount of approximately 26,515,008 shares of our common stock (based on the conversion formula applicable to each series). As of January 30, 2004, 61,067,778 shares of our common stock were outstanding. Therefore, upon a conversion of all outstanding shares of preferred stock and notes, an aggregate of 87,582,786 shares of our common stock would be outstanding, resulting in a 30% overall dilution of the current holders of common stock.

THE EXERCISE OF WARRANTS OR OPTIONS MAY DEPRESS OUR STOCK PRICE

         There are a significant number of warrants and options to purchase our outstanding common stock. If the market price of our common stock rises above the exercise price of outstanding warrants and options, holders of those securities are likely to exercise their warrants and options and sell the common stock acquired upon exercise of such warrants and options in the open market. Sales of a substantial number of shares of our common stock in the public market by holders of warrants or options may depress the prevailing market price for our common stock and could impair our ability to raise capital through the future sale of our equity securities. As of January 30, 2004, including shares to be registered as part of this Prospectus, warrants to purchase 16,134,709 shares of our common stock were outstanding at a weighted average exercise price of $1.22 per share, and options to purchase 3,230,056 shares of common stock with a weighted average exercise price of $1.51 per share were outstanding. Approximately 4% of the warrants and none of the options were exercisable and in the money as of January 30, 2004. If all warrants and options were exercised, proceeds of $24,600,149 would be received.

OUR COMMON STOCK IS SUBJECT TO THE SEC'S PENNY STOCK RULES, WHICH MAY MAKE OUR SHARES MORE DIFFICULT TO SELL.

         The SEC rules regarding penny stocks may have the effect of reducing trading activity in our common stock and making it more difficult for investors to sell. The rules require a broker to deliver a risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker must also give bid and offer quotations and broker and salesperson compensation information to the customer orally or in writing before or with the confirmation. The SEC rules also require a broker to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction before completion of the transaction. These requirements may result in a lower trading volume of our common stock and lower trading prices.

                  SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

         This Prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are principally contained in the sections entitled "Prospectus Summary," "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "project," "predict," "intend," "potential," and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties and other factors that may cause our actual results, performance or achievements to differ, perhaps materially, from any future results, performance or achievements expressed or implied therein. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading "Risk Factors."

         Forward-looking statements include, but are not limited to, statements about:

         o  our product development efforts;

         o  the commercialization of our products;

         o  anticipated operating losses and capital expenditures;

         o  our estimates regarding our needs for additional financing;

         o  our estimates for future revenues and profitability;

         o our ability to attract partners with acceptable development, regulatory and commercialization expertise;

         o the benefits to be derived from corporate collaborations, license agreements and other collaborative efforts, including those relating to the development and commercialization of our product candidates; and

         o sources of revenues and anticipated revenues, including contributions from corporate collaborations, license agreements and other collaborative efforts for the development and commercialization of our product candidates, and the continued viability and duration of those agreements and efforts.

         These risks are not exhaustive. Other sections of this prospectus may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for us to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

         You should read this Prospectus and the documents that we reference in this Prospectus with the understanding that our actual future results may be materially different from what we expect. We do not intend to update any of these statements or to publicly announce the result of any revisions to any of these forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.



                                 Use Of Proceeds

         We will not receive any proceeds from the sale of our common stock by the selling shareholders. If the warrants held by the selling shareholders are exercised for cash, we intend to use the net proceeds generated for working capital and general corporate purposes. We may also invest a portion of the net proceeds from the exercise of the warrants, if any, in high-grade short-term interest bearing investments on a temporary basis.

                                 DIVIDEND POLICY

         We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We presently intend to retain future earnings, if any, to finance the expansion and growth of our business. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.



                           PRICE RANGE OF COMMON STOCK

         The following table sets forth, for the periods indicated, the high and low closing prices of our common stock. Until January 8, 2003, our common stock was quoted on The NASDAQ SmallCap Market under the symbol "SDNA". Since January 9, 2003, our common stock has been available for trading on the OTC Bulletin Board under the same symbol. The last reported sale price of our common stock on January 30, 2004 was $0.60. There are approximately 7,600 holders of our common stock.


                                                   High               Low
                                               ------------      ------------

  Year ended December 31, 2002:
  --------------------------------------------
   Quarter ended March 31, 2002                    $0.94            $0.58
   Quarter ended June 30, 2002                      1.41             0.55
   Quarter ended Sept. 30, 2002                     0.58             0.34
   Quarter ended Dec. 31, 2002                      0.40             0.15

   Year ended December 31, 2003:
  --------------------------------------------
   Quarter ended March 31, 2003                    $0.25            $0.12
   Quarter ended June 30, 2003                      0.51             0.17
   Quarter ended Sept. 30, 2003                     0.28             0.16
   Quarter ended Dec. 31, 2003                      0.40             0.18

   Year ended December 31, 2004:
  --------------------------------------------
   Quarter through Feb. 6, 2004                    $0.60            $0.39

                                 Capitalization

         The following table sets forth our capitalization (in thousands, except share and per share data) on an actual basis, as of September 30, 2003.

         You should read this table in conjunction with the sections of this Prospectus entitled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes to the consolidated financial statements included elsewhere in this Prospectus.

                      Capitalization at September 30, 2003
                     (dollars in thousands, except as noted)


                                                                                                Actual
                                                                                               September
                                                                                               30, 2003
                                                                                              ----------
         Short-term Debt
           Convertible note payable                                                           $       86
           Convertible debentures                                                                  1,390(1)
           Current maturities of long-term debt                                                       26
                                                                                              ----------
               Total short-term debt                                                          $    1,502
                                                                                              ==========

         Long-term Debt
            Long-term debt, less current maturities                                           $      953
                                                                                              ----------
               Total long-term debt                                                           $      953
                                                                                              ==========

         Equity (Deficit)
           Class A convertible preferred stock
             Authorized shares - 1,000,000 (liquidation preference $3,280)
             Series A, par value $2.00, issued and outstanding - 500,000 shares                    1,000
             Series F, par value $2.00, issued and outstanding - 780 shares                            2
             Series H, par value $2.00, issued and outstanding - 1,500 shares                          3
          Common Stock, par value $0.001
             Authorized shares - 125,000,000, issued and outstanding 56,247,466                       56
             Additional paid-in capital                                                           59,652
             Accumulated deficit                                                                 (62,960)
                                                                                              ----------
              Total stockholders' equity (deficit)                                            $   (2,247)
                                                                                              ==========

         Total Capitalization                                                                 $      208
                                                                                              ==========

         -------------

         (1) In conjunction with multiple issuances of convertible debentures and promissory notes (collectively the "Notes") to a single investor, we accounted for the imbedded conversion feature of the convertible debentures on the basis that the promissory notes and the convertible debentures were essentially the same instrument. The value of the imbedded conversion feature is limited to the amount of the proceeds of $1,420. Future charges for interest expense will include the accretion of the $1,420 and the contractual cash interest of 7%-8% over the life of the Notes.

                             SELECTED FINANCIAL DATA

         The following table presents our selected consolidated financial data. Pursuant to the realignment of operations conducted in 1998, 1999 and 2000, data in the following table has been adjusted to show operating results for the discontinued operations separately in the applicable fiscal years. Balance sheet data in the following tabulation also reflects accounting for discontinued operations. Our unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments (consisting of normal recurring accruals), necessary for a fair presentation of the information set forth therein. The following data should be read in conjunction with the consolidated financial statements and the related notes thereto and "Management's Discussion and Analysis of Results of Financial Condition and Results of Operations," each included elsewhere in this Prospectus. Any historical results presented in this Prospectus are not necessarily indicative of the operating results to be expected in the future.



                                -------------------------------------------------------- ----------------------------
                                                                                                   (Unaudited)
                                                                                                   Nine Months
                                                YEAR ENDED DECEMBER 31,                         Ended September 30,
                                -------------------------------------------------------- ----------------------------
 Income Statement Data                 1998       1999       2000       2001       2002            2002         2003
 ---------------------
 Revenue                            $    15      $ 244    $ 1,787    $ 2,157    $ 2,507        $  2,009      $ 1,387

 Loss from Continuing
     operations                      (3,879)    (3,264)   (10,826)   (10,434)    (6,001)         (4,416)      (1,697)
 Gain (Loss) from Discontinued
     operations                      (1,633)    (2,973)       144          -          -               -            -
 Net Loss                            (5,512)    (6,237)   (10,682)   (10,434)    (6,001)         (4,462)      (2,772)
 Preferred Dividends                 (1,592)      (601)      (889)       154       (303)           (227)        (227)
 Net Loss applicable
     to Common Stockholders          (7,104)    (6,838)   (11,571)   (10,280)    (6,304)         (4,689)      (2,999)
 Basic and Diluted
     Net Loss per Common Share
     applicable to continuing
     operations                      $(0.28)    $(0.18)    $(0.42)    $(0.28)   $ (0.13)        $ (0.10)     $ (0.06)
 Loss per Common Share
     applicable to discontinued
     operations                      $(0.08)    $(0.13)         -          -          -               -            -
 Loss per Common Share               $(0.36)    $(0.31)    $(0.42)    $(0.28)   $ (0.13)        $ (0.10)     $ (0.06)




                                 ------------------------------------------------------- ----------------------------
                                                                                                    (Unaudited)
                                                    AT DECEMBER 31,                              At September 30,
                                 ------------------------------------------------------- ----------------------------
  Balance Sheet Data:                   1998      1999       2000       2001       2002            2002         2003
  ------------------

  Total Assets                       $4,435     $2,204     $8,468     $3,786     $1,770         $ 2,312      $ 1,352
  Net Working Capital/(Deficit)         179        262       (989)    (2,462)    (3,128)         (2,132)      (1,901)
  Long-Term Obligations                 215         51      1,025      1,025         12             993          980
  Stockholders' Equity/(Deficit)      3,457      1,431      3,091       (302)    (1,847)         (1,054)      (2,247)




                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         SEDONA is a software application and services provider that develops and markets web-based Customer Relationship Management (CRM) solutions to small and mid-sized businesses (SMBs). Our CRM application solution, Intarsia, enables SMBs to increase profitability of their customer portfolio to boost profits and shareholder value. We have strategically targeted small to mid-sized financial services organizations as the first vertical market to introduce our leading CRM application solution.

         In an effort to rapidly and cost effectively capture a major share of the SMB market, we have adopted an indirect distribution channel strategy. The Company licenses its CRM technology to Third Party Alliance Partners (TPAP), who market, sell, distribute and support SEDONA's technology either as a component of our TPAP total solution or as a standalone offering.

         We have successfully signed OEM and reseller agreements with several leading software and services providers for the financial services market, such as Fiserv Systems, Inc., Sanchez Computer Associates, Inc., Open Solutions Inc., Connecticut Online Computer Center, Inc., Pinkerton Consulting, EastPoint Technologies Inc., WorldNet Consulting S.A., ACEncrypt Solutions and American International Technology Enterprises, Inc., a member company of AIG, and continue to work on broadening our distribution channels, thus expanding our market penetration both domestically and internationally.

         The following discussion and analysis of our results of operations and financial condition for the nine months ended September 30, 2003 and the fiscal years ended December 31, 2002, 2001 and 2000 should be read in conjunction with our audited financial statements as of December 31, 2002, 2001 and 2000 and for the periods then ended, and the unaudited financial statements as of September 30, 2003, and the nine-month periods ended September 30, 2003 and 2002, and the notes to those statements that are included elsewhere in this Prospectus.

Critical Accounting Policies

         Revenue Recognition

         Our software arrangements consist of license fees, installation services, and maintenance. We have established vendor specific objective evidence (VSOE) of fair value for our maintenance contracts based on the price of renewals of existing maintenance contracts. The remaining value of the software arrangement is allocated to license fees and professional services based on contractual terms agreed upon by the customer and based on the list prices we maintain.

         Product License Revenue

         Revenues from the sale of product licenses are recognized upon delivery and acceptance of the software when persuasive evidence of an arrangement exists, collection is probable and the fee is fixed or determinable. Although our software product can be implemented on our customer's systems without significant alterations to the features and the functionality of the software, or without significant interfacing, our license agreements are written so that formal written acceptance of the product is received when installation is complete. Therefore, the timing of license fee revenue recognition coincides with the completion of the installation and acceptance of the software by the customer. Software installation is usually completed very shortly (e.g. less than 3 months) after the signing of the contract.

         Starting in January, 2003, we primarily utilized an indirect sales model by distributing our product through third-party alliance partners (TPAPs). Through our TPAPs, we receive a royalty payment based on a percentage of the licensee fee charged by our strategic partner. We recognize a royalty fee when we receive written acknowledgement from the TPAP that royalties have been earned and monies are owed to us.

         Services Revenue

         Services revenue includes revenue from professional services (primarily installation and training services) and maintenance revenue over periods not exceeding one year. Installation service revenue, which consists of implementation planning, hardware and software set-up, data integration including data aggregation, conversion, cleansing and analysis, and testing and quality assurance is accounted for as a separate element of a software arrangement. Additionally, in certain circumstances, we may partner with third parties to implement our software. In those instances, the contractual fee for professional services and may be paid directly from the customer to the third party, and we recognize the license fee revenue component upon installation and acceptance by the customer.

         We recognize service revenue as follows:

         o Installation revenue is recognized upon completed installation and customer acceptance and is based on a contractual hourly rate. Training revenue is not a material element of a contract and revenue is recognized as training services are provided.

         o Maintenance revenue is recognized ratably over the life of the related contract. We establish the value of maintenance revenue based on the price quoted and received for renewals of existing maintenance contracts.

         Software Development Costs

         Software development costs are accounted for in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." All costs incurred in the research and development of new software products are expensed as incurred until technological feasibility has been established. The costs incurred for testing and coding of the new software products are capitalized. Amortization of such costs is the greater of the amount capitalized using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues of that product or (b) the straight-line method over the remaining estimated economic life of the product not to exceed three years. Amortization commences when the product is available for general release to customers. We capitalize costs related to purchased software used for developmental purposes and amortize such value over three years consistent with the amortization and capitalization policy discussed above related to capitalized software costs.

         We periodically review for impairment the carrying value of both internally developed and purchased software costs. We will record an impairment charge in our operating results if the carrying value exceeds the future estimated undiscounted cash flows of the related assets.

Results of Operations (In Thousands)

         The following discussion and analysis should be read in conjunction with our Consolidated Financial Statements and the notes included in this Prospectus.

         Revenues

         Revenues for the nine months ended September 30, 2003 and 2002 were $1,387 and $2,009, respectively. Revenues for 2003 were lower than the same period a year ago due to a change in our business model to an indirect sales approach where we distribute our product through TPAPs. Revenues generated from five major alliance partners in the quarter ended September 30, 2003, accounted for 96% of total revenues. Revenues generated during the nine months ended September 30, 2003 include $475 of fees from a related party.

          In January 2003 we changed our sales distribution strategy and focused on an indirect sales channel model, under which we license or resell our technology to SMB solution providers. In order to achieve this objective, during the first quarter of 2003 we assigned our customer base to Fiserv, Inc. for $120 payment and will receive thirty-percent of the annual maintenance related to the transferred contracts during the term of the agreement. The $120 contract price was recognized as service fee revenue in the first quarter of 2003.

         Revenues from continuing operations for the years ended December 31, 2002, 2001 and 2000 were $2,507, $2,157 and $1,787 respectively.

         Net revenue increased to $2,507 for the year ended December 31, 2002 from $2,157 for the year ended December 31, 2001. The growth in revenues was primarily due to sales of the Intarsia application licenses to our alliance partners. We had two different alliance partners in the year ended December 31, 2002 that comprised 52% of revenues for the period.

         Net revenue increased to $2,157 for the year ended December 31, 2001, from $1,787 for the year ended December 31, 2000. The growth in revenues was primarily due to growth in installation and maintenance services revenues as well as license fee revenue from the sale of new units of Intarsia.

         Cost of Revenues

         Total cost of revenues decreased to $649 for the nine months ended September 30, 2003 from $1,263 for the nine months ended September 30, 2002, reflecting principally savings due to a reduction in workforce in December 2002 that reduced the full-time employee count to 15 at the end of 2002.

         Total cost of revenues decreased to $1,729 for the year ended December 31, 2002 from $3,995 for the year ended December 31, 2001, principally reflecting decreased service and staff cost due to our move to an indirect sales model where alliance partners are the primary sales channel, as well as a significant reduction to write-off certain capitalized and purchased software. During 2002, we wrote off $133 of capitalized software that was deemed impaired because a major component of our software had been retired. We do not believe that the impact of the write-off of software will be significant to future operations because our latest product, Intarsia, has begun to gain market acceptance throughout 2002 and through September 30, 2003.

         Total cost of revenues increased to $3,995 for the year ended December 31, 2001 from $2,896 for the year-ended December 31, 2000, reflecting principally the write-off of $1,232 of certain purchased software costs associated with the acquisition of a software business during the year ended December 31, 2000. Other items included in costs of revenues are amortization of capitalized software, commissions on software sales, and costs associated with implementation services.

         Gross Profits

         As a result of changes to our cost structure, gross profit through the nine months ended September 30, 2003 was $738, compared to $746 in the same period a year earlier. Gross profit increased to $778 for the year ended December 31, 2002 from ($1,838) for the year ended December 31, 2001 and ($1,109) for the year ended December 31, 2000. The improvements were due principally to higher revenues and lower costs as personnel reductions were implemented during the periods as well as lower software amortization costs due to write-offs (see Cost of Revenues).

Operating Expenses

         Total operating expenses decreased to $2,435 through the nine months ended September 30, 2003, from $5,162 in the same period a year earlier, reflecting principally additional savings from the reduction in workforce, reduced sales and marketing expenses as a result of changing to an indirect sales model during 2002, as well as overall cost control measures.

         Total operating expenses decreased to $6,675 in the year ended December 31, 2002 from $7,638 in the year ended December 31, 2001, reflecting principally savings from staff reductions, offset by a charge to expense of $276 to settle a judgment against us by a former employee and a charge of $189 reflecting a stock bonus given to employees. Additionally, 2001 included a $475 write-off of a note receivable. Research and development costs increased by $844 due to the ceasing of capitalizing software development costs in 2002 due to the uncertainty of the ability to recover the cost in future periods. Included in the 2001 operating expenses are $373 of costs associated with this reduction in workforce and the write-off of an investment in ZipFinancial.com of $475.

         Total operating expenses decreased to $7,638 in the year ended December 31, 2001 from $9,610 in the year ended December 31, 2000, reflecting cost control measures, principally from two reductions in force in February and September which reduced the full time employee count from 66 at the end of 2000 to 39 at the end of 2001.

Other Income (Expense)

         Other expenses through the nine months ended September 30, 2003 increased to ($1,075) from ($46) in the nine months ended September 30, 2002, reflecting principally non-cash convertible note discount accretion associated with the convertible notes.

         Other expenses in the year ended December 31, 2002 decreased to ($104) from ($958) for the year ended December 31, 2001 principally reflecting lower debt financing costs. Total operating expenses for the year ended December 31, 2001 were ($958) compared to ($107) in the year ended December 31, 2000 due to financing costs above.

Non-Cash Transactions

            During January 2003 an agreement was reached with certain Directors of our Company to satisfy a $211 liability for previously rendered services with 1,320,854 shares of our common stock, of which 568,906 were issued as of September 30, 2003. Also during January 2003, we issued 37,500 shares of our common stock to a vendor in lieu of a $6 cash payment.

            During the first quarter 2003, we issued to a third party as a finder's fee in lieu of cash fees, 1,610,000 warrants at a price of $0.40 per share for the above equity transactions and repriced a prior warrant to purchase 150,000 shares from $1.50 per share to $0.10 per share.

            During the first quarter of 2003, we issued 134,461 shares of our common stock to third parties for services rendered in the amount of $25; 107,369 of these shares were issued to a Director of the Company.

            During the second quarter of 2003, we issued 198,836 shares of our common stock to third parties for services rendered in the amount of $51; 53,770 of these shares were issued to a Director of the Company who retired in July 2003.

            During the third quarter of 2003, we issued 248,229 shares of our common stock to third parties for services rendered in the amount of $55. The Company also issued 591,676 shares of its common stock in lieu of $158 in fees related to the litigation entered into by the Company as fully described under Legal Proceedings.

            Subsequent to September 30, 2003, we issued an additional 521,753 shares of our common stock to third parties for services rendered in the amount of $103. The Company also issued 331,609 shares of its common stock in lieu of $68 in fees related to the litigation entered into by the Company.


Liquidity And Capital Resources (In Thousands Except Per Share And Share Data)

         At September 30, 2003, cash and cash equivalents increased to $45, compared to the December 31, 2002 amount of $0. For the nine months ended September 30, 2003, the cash flows from operating activities resulted in a net use of cash of $2,551 compared to the September 30, 2002 net use of cash of $2,722. This use of cash was primarily due to payments of accounts payable and accrued expenses.

         The cash flows from investing activities during the nine month period ended September 30, 2003 resulted in a net use of cash of $10 to fund the purchase of equipment. There were no investing activities in the nine months ended September 30, 2002.

         For the nine months ended September 30, 2003, the cash flows from financing activities resulted in net cash provided by financing activities of $2,606. The principal increase in cash was due to proceeds from the issuance of our common stock and convertible notes and the exercise of common stock warrants. For the nine months ended September 30, 2002, the cash flow from financing activities were principally due to proceeds from the exercise of our common stock warrants as well as proceeds from the issuance of our common stock.

         Information with respect to sales of our securities are included as part of our financing activities during this period and is included in the Notes to Consolidated Financial Statements contained herein.

         We believe that we will require funds from operations and additional sales of securities to meet our working capital requirements through the third quarter of 2004. In addition to the loss of ($2,772) realized during the nine month period ended September 30, 2003, which continued through December 31, 2003, we have incurred substantial losses from operations of approximately ($6,001) and ($10,434) during the years ended December 31, 2002 and 2001, respectively. Funding for current needs or those in the foreseeable future may not be available. These factors raise substantial doubt about our ability to continue as a going concern. Our plans include expanding the sale and acceptance of our current and future strategic partnerships; targeting new application solutions; and seeking additional debt or equity financing in addition to aggressive cost containment measures.

Obligations And Commitments (Dollars in thousands)

         We have various short term (within 12 months) and long term (greater than 12 months) contractual and trade obligations. The table below summarizes the timing of such obligations as of January 30, 2004:


                                  Payments Due by Period
                                               Less than 1     1-3         3-5           +5
                                  Total            year       years       years         years
                               -------------------------------------------------------------
Accounts Payable & Other           $241           $241          -            -            -
Accrued Liabilities
Promissory Notes - Vey            1,000            362        469          169
Long Term Debt                      953              -        953            -            -
Operating/Capital Lease              21             15          6            -            -
Obligations
Building Leases                     174             89         85            -            -
                               --------        -------     ------        -----        -----
TOTAL                            $2,389           $707     $1,513        $ 169           $-
                               ========        =======     ======        =====        =====

o This table assumes that short-term convertible debentures of $820 as of January 30, 2004 will be converted into 22,699,219 shares of our common stock.

         In June 2000, we entered into a contract with a software vendor to incorporate a component of that vendor's software into Intarsia. By April 2001, management determined that the project had become infeasible due to the lack of support by the vendor and its unwillingness to meet certain contract commitments. We notified the vendor of our concerns on several occasions and ultimately delivered a notice of breach to the vendor in 2001, as required for the termination of the underlying contract. As the vendor failed to respond or cure the breach within the time permitted under the agreement, we consider the contract to be terminated in accordance with its terms and we have concluded that it is not appropriate to continue to accrue certain minimum payments under the contract. Management's assessment is that we have a meritorious defense against any vendor claim in this regard.

         Should the dispute end unfavorably, it would result in minimum royalty payments of $2,850. These amounts are not included in the above table.

Inflation

         Although there can be no assurance that our business will not be affected by inflation in the future, Management believes inflation did not have a material effect on our results of operations or financial condition during the periods presented herein.

Financial Risk Management

         We invest our cash in variable rate money market securities, which are not subject to interest rate or market risk. From time to time we also have issued fixed-rate debt and preferred stock, which is convertible into our common stock at a predetermined conversion price. Convertible debt has characteristics that give rise to both interest-rate risk and market risk because the fair value of the convertible security is affected by both the current interest-rate environment and the price of the underlying common stock. For the period and years ended September 30, 2003 and December 31, 2002 and 2001, our convertible debt, on an if-converted basis, was not dilutive and, as a result, had no impact on our net income per share assuming dilution. In future periods, the debt may be converted, or the application of the if-converted method of calculating earnings per share may result in additional shares outstanding in the diluted share count, resulting in net income per share assuming dilution would be reduced.

Impact Of Pending Accounting Pronouncements

         We adopted SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" on July 1, 2003. This statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of SFAS No. 150 had no effect on our financial statement presentation for the quarter ended September 30, 2003.


                                    BUSINESS

Overview

         We were incorporated in 1992 as Scan Graphics, Inc. and changed our name to SEDONA Corporation in 1999. We are a software application and services provider that develops and markets web-based Customer Relationship Management
(CRM) solutions to small to mid-sized businesses (SMBs). Our CRM application solution, Intarsia(TM), enables SMBs to increase the profitability of their customer portfolio to boost profits and shareholder value.

         During the third quarter of 1999, our Board of Directors decided to sell two divisions that were not part of our realigned strategy of focusing on the development of its Internet-based software products. Prior to the third quarter of 1999, we were made up of three components:

         o Tangent Imaging Systems (a manufacturing line of peripheral scanning equipment);

         o Technology Resource Centers, d/b/a TRC (a business service related to the Tangent Imaging Systems technology); and

         o Sedona GeoServices (a producer of software for mapping and visualization of business data).

         As a result of the Board of Directors' comprehensive review of all business sectors, it was concluded that we would realign our focus to the software business as it had the best long-term prospects. On July 16, 1999, the sale of the assets of TRC was completed. On September 17, 1999, the sale of the Tangent Imaging Systems operation was completed. With the realignment of operations completed, we were then able to focus all efforts on the business of providing SMBs with web-based CRM application and service solutions. This is the only business segment from which we generate revenues.

         To expedite our plan of delivering CRM to our target market, on April 10, 2000, we announced our acquisition of the Customer Information Management System (CIMS) business unit from Acxiom Corporation. The CIMS business developed, marketed, serviced and supported CRM systems, focusing principally on financial services markets. As a result of this transaction, we gained a significant head start towards offering a comprehensive CRM solution.

         Since the completion of the CIMS transaction, we have continued to enhance our offerings with several major product milestones achieved.

         o In October 2000, we delivered the first version of our customer relationship application solution, Intarsia, which provided a comprehensive set of components, including a customizable portal, profitability management, campaign management and support for wireless devices.

         o In November 2001, we announced availability of Intarsia version 3.2, which provided users new features to create and distribute reports throughout the enterprise. It also provided increased functionality in household management, as well as extended the platforms on which it operated to the IBM eServer xSeries family.

         o In December 2002, we announced the availability of Intarsia version 4.0, which, among many new features, delivered support for international markets by providing multiple-language and multiple-currency capabilities.

         o In December 2003, we again announced a new version of our CRM application solution Intarsia, which delivered multiple lines-of-business (across multiple vertical markets) support a new agency management component, and significant enhancements to the update manager, point of service, report manager and campaign manager components of the product.

Description Of Business Strategy


         We know that the key to selling CRM successfully and profitably to SMBs is finding a solution that not only meets the organizations' unique industry, business, and budget requirements, but also provides them with proven technology and services that can be cost effectively integrated into their business. When these needs are met, SMBs can rapidly achieve a positive return on their CRM investment (ROI).

         Targeting SMB's with a highly verticalized CRM application solution

         We are strategically targeting SMB as the first vertical market to introduce our leading CRM application solution. The SMB market represents the largest and fastest growing opportunity for CRM applications solutions as businesses place increasing emphasis on effectively managing the relationship of, and interaction with, their customers. This market, characterized by businesses with less than $250 million in revenue and 500 employees, presents the greatest opportunity for CRM providers as the large-sized business (LB) market is becoming saturated with CRM deployments.

         According to Aberdeen Group's Worldwide CRM Spending: Forecast 2002-2006 research report, the CRM spending in the LB market is expected to grow at a 2002-2006 CAGR of 4.0% compared to a much faster growth in the SMB market as indicated in the table below.

      -----------------------------------------------------------------------------------------------------
           Number of Employees          2002 CRM Spending       2006 CRM Spending             CAGR
      -----------------------------------------------------------------------------------------------------
                 1 to 19                      $577M                   $794M                   9.3%
      -----------------------------------------------------------------------------------------------------
                20 to 499                     $1.28B                  $1.8B                   8.9%
      -----------------------------------------------------------------------------------------------------

         As a significant segment of the overall SMB market, small and mid-sized financial services organizations, represented by community and regional banks, credit unions, savings and loans, brokerage firms and insurance companies and agencies, have identified CRM as a strategic initiative to improve the customer retention and profitability rates in a marketplace dominated by large national and international companies with greater resources, services and advertising power.

         Aberdeen Group, in the same report projects that the CRM spending in the financial services market, will represent 18.8% of the overall CRM spending over the next three years.

---------------------------------------------------------------------
           Vertical Market                   % of CRM Spending
---------------------------------------------------------------------
            Manufacturing                          25.4%
---------------------------------------------------------------------
          Financial Services                       18.8%
---------------------------------------------------------------------
       Retail and Distribution                     13.6%
---------------------------------------------------------------------
          Business Services                         7.1%
---------------------------------------------------------------------
       Government and Education                     6.7%
---------------------------------------------------------------------
     Transportation and Utilities                   6.4%
---------------------------------------------------------------------
              Healthcare                            5.6%
---------------------------------------------------------------------
        Information Technology                      5.5%
---------------------------------------------------------------------
          Telecommunications                        4.7%
---------------------------------------------------------------------
                Others                              6.2%
---------------------------------------------------------------------

         We have strategically targeted small to mid-sized financial services organizations as the first vertical market to introduce the SEDONA CRM application solution.

         Unlike most traditional, general-purpose CRM applications, Intarsia, is a vertical CRM application solution specifically designed and priced to meet the needs of SMBs with multiple lines-of-business across several vertical industries. Intarsia provides small to mid-sized financial services organizations with a complete and accurate view of their customers' relationships and interactions. This enables them to gain knowledge about their customers' preferences, needs and characteristics and build the appropriate strategies to more effectively target the right products to the right people at the right time. Intarsia provides those organizations with the ability to effectively identify, acquire, foster and maintain loyal, profitable customers.

         Intarsia is an ideal solution for community and regional banks, credit unions, and insurance companies and agencies to maximize profits through effective customer relationship management, but who lack the resources required to develop, implement and maintain a CRM program on their own.

         Marketing our proprietary solution to target markets through an indirect sales distribution channel

         As part of our efforts to rapidly and cost effectively capture a major share of the SMB market, we have adopted an indirect distribution channel strategy. Through a multiple sales distribution channel and innovative marketing programs, we hope to garner awareness and market leadership.

         We have successfully signed OEM and reseller agreements with several leading software and services providers for the financial services market, and we continue to work to broaden our distribution channels, expanding our market penetration within financial services and into new verticals, both domestically and internationally.

         Under the agreements with our current distribution partners, which include Fiserv Systems, Inc., Sanchez Computer Associates, Inc., Open Solutions Inc., Connecticut Online Computer Center, Inc, Pinkerton Computer Consultants, Inc., EastPoint Technologies, ACEncrypt Solutions, LLC, WorldNet Consulting S.A. and American International Technology Enterprises, Inc., a member company of AIG, we are paid royalty fees for every sale of our technology, whether as a component of our partner's total solution or as a standalone offering. We also collect additional royalties for every customer maintenance contract for using our technology, as a component of our partner's total solution or as a standalone offering.

         We have also established partnerships with a number of proven business and technical consulting services providers such as Paragon Consulting; these partnerships provide our distribution partners and their customers' deep industry knowledge and expertise to assure a successful implementation of their Intarsia-based CRM solutions.

         As recognition of the robustness and completeness of our CRM solution, in February 2001, we were awarded by IBM Corporation, an Advanced Business Partner Designation in the IBM PartnerWorld Program for Developers. This important status provides us with additional opportunities to expand business partnerships through the IBM channels. This relationship has already enabled us to start working with IBM's channel partners such as Sanchez, Fiserv and AIG.

         Removing the Barriers to Purchasing and Maintaining a CRM System

          In-house application hosting is a licensing and implementation model that provides SMBs with a fully integrated system. It includes all the software, hardware and services required for the deployment of a comprehensive, internet-based enterprise business application, which resides at their own site, for an affordable, fixed monthly fee.

         In-house application hosting is a viable alternative to the purchase and ASP models because it is so cost effective. It is especially attractive for SMBs that lack the financial resources and IT infrastructure to deploy an on-site enterprise business application such as CRM.

         The in-house application hosting model is an extremely valuable solution for all our current and future OEM and reseller partners because it:

         o  Shortens the sales cycle by greatly reducing the financial barriers
            - software, hardware and 'peopleware' costs - and the resource requirements on a customer's existing IT organization:

         o Builds a rapidly recurring revenue stream, as the solution can immediately be made available to an existing customer base with a low monthly fee to stimulate volume deployment:

         o Generates new revenue opportunities through the up-sell of new integration and training services as well as software upgrades: and

         o Results in achieving a positive return on investment more rapidly than traditional software licensing. The immediate availability of the application enables organizations to capitalize on its benefits right away.

         The complete solution achieved by branding and integrating our Intarsia technology into our partners' core business applications, combined with their marketing strength, broad distribution channels and strong reputation, provides SMBs with the opportunity to enjoy all the benefits of implementing an enterprise-wide CRM application.

         Staying in the forefront of CRM technology

         Intarsia provides SMBs with a CRM solution that is tightly integrated with their business processes and back-end systems. It enables them to optimize their return on customer relationships by personalizing the management and interaction with their customers and ensuring that the sales and marketing efforts are strategically managed towards increased company profitability.

         Exploiting the ubiquity of the Internet, Intarsia's comprehensive set of components provides SMBs with a robust set of marketing analytics and operational CRM capabilities necessary to;

         o Have a 360(degree) view of the customer by integrating the front, back, and mobile offices into one, comprehensive database of information about customers and prospects;

         o Analyze customer and prospect data enabling them to manage critical business performance such as profitability of customers (accounts, members and policy holders), personnel, households and products;

         o Measure the effectiveness of the organization's lead generation and marketing campaigns and ensure timely follow-up of referrals, customer requests, and sales leads;

         o Improve coordination and communication between SMBs and their customers, greatly enhancing the ability to deliver effective service and improve organizational productivity; and

         o Automate business processes that may be critical for the effective management and monitoring of the relationships and interactions with their customers.

         Intarsia seamlessly enhances the SMBs customer and prospect data with user demographics, behaviors, interests and preferences information provided by third-party content management suppliers. This enhanced data is then analyzed to create timely and precise information-on-demand. This information is then used by all of Intarsia's components in order to enable them to:

         o Create "look-a-like" models to identify prospects effectively that share the same characteristics as their best customers, increasing their ability to acquire new customers;

         o Help predict customer retention and make profitable cross-sell (next best product) recommendations; and

         o Develop personalized sales, marketing and services programs aimed at retaining their most profitable customers and turn unprofitable customers into profitable ones.

         All this functionality is available to Intarsia users via a standard web browser, over a wireline or wireless network, enabling both front- and back-office personnel to have consistent and timely information about customers and prospects. With mobile device usage on the rise, this capability will be increasingly critical as users become less tethered to an office location and travel or conduct face-to-face customer meetings outside their offices.

         Focusing on company's bottom line results

         We are committed to providing high returns to both our distribution partners and to our shareholders. Every investment in new products, markets and personnel must provide a measurable return of investment and provide a clear path to achieve profitability.

         Research & Development (In Thousands)

         The main strategy of our research and development activities is to provide high-quality, high-value products and support services in a consistent and predictable manner as follows:

         Promote and cultivate a culture of team-based development:

         The research and development organization is structured into small teams of developers, responsible for the design, development and unit testing of each component of the Intarsia application solution. Each project team also provides technical assistance to the system integration group.

         Implement a state-of-the-art software development process that encourages component reusability and enhances the predictability, timeliness and quality of the overall software process:

          We have adopted the Base Level Integration Plan software development methodology, which has been designed to promote an interactive and predictable process for the development, unit and system integration testing and delivery of products. This methodology breaks the development of sophisticated products into four, pre-defined cycles per year resulting in two major product releases on May 1 and November 1 of each year. It also allows the company to react quickly to business and technical changes generated by the marketplace and/or new customer requirements.

         Base levels serve as the fundamental planning and execution process that drives the engineering activities for that time period, including the maintenance of existing products and releases, training and education requirements, as well as new product development. This process operates in the context of a development organization where there is a set of small project teams cooperating to build a large, complex software product.

         Research and development expenses were $631, $1,227, and $383 for the nine months ended September 30, 2003 and the years ended December 31, 2002 and 2001, respectively.

         Trademarks and Copyrights

         We strongly believe in copyrighting and trademarking our products and services. We have a service mark for a logo design, which was registered with the United States Patent and Trademark Office (USPTO) on July 23, 2002, and a second service mark for the word mark "SEDONA" that was registered with the USPTO on March 24, 2003.

         We also filed an application for federal registration of the word mark "INTARSIA" with the USPTO. This application was filed on March 8, 2000 and was published for opposition on September 4, 2001. Following this publication, we received a Notice of Opposition on January 17, 2002 from the Intarsia Corporation that opposed our "INTARSIA" mark for "computer software that tracks and organizes customer and prospective customer data and organizes marketing information, for use in customer relationship management." Subsequently Intarsia Corporation agreed to accept a co-existence agreement for the mark. We have the exclusive right to use the "Intarsia" trademark in connection with our services, as recited in the registration thereof.

         Customers

         As of December 2002, we sold our existing customer base to Fiserv Customer Contact Solutions, allowing us to focus on our indirect business model and providing users of Intarsia with Fiserv's resources to support and grow the Intarsia product line.

         Backlog

         Revenue backlog consists of unfulfilled purchase contracts; service contracts such as those entered into with application service customers, as well as deferred revenues, primarily for maintenance contracts where revenues are recognized ratably over the life of the contract. As of September 30, 2003, we had a revenue backlog of $330,958.

         Competition

         The CRM market has offerings from providers that focus on sales force automation, call center management, contact management and other components that address certain aspects of the management of customer relationships. Our offering is unique in that it combines a completely tailored CRM application solution for the SMB market with a knowledgeable and experienced sales and marketing distribution channel provided by our partners. Our OEM and reseller agreements with leading solution providers for the SMB market enable us to leverage their marketing strength, broad distribution channels and strong reputation, These strategic partnerships provide us with a significant revenue opportunity and strengthen our competitive position.

         Our primary competitors are John Harland Company, Harte-Hanks and Centrax Group. Harland has historically been primarily a provider of checks and other financial forms to financial institutions. Harte-Hanks is primarily focused on CRM and Internet marketing of response management in many different market areas. Centrax is a private vendor primarily focused on low cost solutions in the financial services business. We believe that we maintain superior product capabilities that provide a fully integrated, robust CRM solution in contrast to the generally older technologies of our principal competitors. Also, CRM is our only business and our focus on the SMB market enables us to maintain a strong reputation in that market.

         Because competitors can easily penetrate the software market, we anticipate additional competition from other established and new companies as the markets for CRM applications continue to develop. In addition, current and potential competitors have established, or may in the future establish, cooperative relationships among themselves or with third parties. Large software companies may acquire or establish alliances with our smaller competitors. We expect that the software industry will continue to consolidate. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire a significant market share.

         Increased competition may result from acquisitions of other customer relationship management vendors. The results of increased competition, including price reductions of our products, and reduction of market share, could materially and adversely affect our business, operating results and financial condition. In several of our targeted vertical markets, we believe there is a distinct trend by competitors toward securing market share at the expense of profitability. This trend could have an impact on the mode and success of our ongoing business in these segments.

         We believe that the most important competitive factor, which enables us to differentiate from the competition, is our focus on delivering a specifically tailored CRM solution to the SMB market through a number of leading-edge core processor providers. Because the core processor providers are responsible for the SMB's mission-critical business applications, they have all the information required to make the implementation of a CRM solution viable. Using the core processor providers as a sales, marketing and distribution channel considerably improves our opportunity to establish ourselves as a leading provider of CRM application software and services as those organizations create a formidable barrier for other CRM providers to enter the market. There are additional core processing providers that we are seeking to establish partnerships with and we anticipate expanding our leadership in the market this way

         We further believe we are in a position for sustainable leadership and business success based on the following factors:

         o Management - We have many years of management-level experience dealing with the SMB and software markets and have also established processes to ensure that we can effectively deliver quality software on time;

         o Market leadership - We have established leadership in our market sector and believe that we have set the benchmark for others to follow; and

         o Technical - We have a very advanced product and knowledge base within our engineering group.

         Employees

         As of February 6, 2004, we had 16 full-time employees. None of these employees are covered by a collective bargaining agreement. We believe that our employee relations are good.

         Facilities

           In January 2003 we entered into a lease for space at 1003 West 9th Avenue, Second Floor, King of Prussia, Pennsylvania, 19406. The lease is for 3,403 square feet and extends until December 31, 2005 at an annual base rate of $68,060 plus a yearly escalation charge of three percent. In February 2004, we intend to add 867 square feet of space to our King of Prussia office. The lease will extend through December 31, 2005 at an annual rate of $14,739 plus a yearly escalation charge of three percent.

         In November 2003, we entered into a lease for a 630 square foot facility in Plymouth, Minnesota. The lease term is two years and two months, at a base annual rate of $5,197 plus a yearly escalation charge of three percent.

         Management believes that the current facilities are adequate for the foreseeable future.

         Legal Proceedings (Dollar amounts in Thousands)

         In June 2000, we entered into a contract with a software vendor to incorporate a component of that vendor's software into Intarsia. By April 2001, management determined that the project had become infeasible due to the lack of support by the vendor and its unwillingness to meet certain contract commitments. We notified the vendor of our concerns on several occasions and ultimately delivered a notice of breach to the vendor in 2001, as required for the termination of the underlying contract. As the vendor failed to respond or cure the breach within the time permitted under the agreement, we consider the contract to be terminated in accordance with its terms and we have concluded that it is not appropriate to continue to accrue certain minimum payments under the contract.

         On May 5, 2003, we filed a civil action lawsuit against numerous defendants in the United States District Court for the Southern District of New York. The Company seeks damages from the defendants named, and other defendants yet to be named, in the complaint for allegedly participating in the manipulation of its common stock, fraud, misrepresentation, failure to exercise fiduciary responsibility, and/or failure to adhere to SEC trading rules and regulations, tortuous interference, conspiracy and other actions set forth in the complaint, but not limited to enforcement of settlement date and affirmative determination. As this is an on-going action, no adjustments have been made to the financial statements related to this matter.

         No actions other than matters involved in the ordinary course of business are currently known by Management and such other matters are believed by Management not to have material significance.

                                   MANAGEMENT

Directors, Executive Officers And Other Key Employees

         The following table presents the names and positions of the persons who serve as our directors, executive officers and key employees, their ages as of January 30, 2004 and the length of time they have served in such positions:


          -----------------------------------------------------------------------------------------------------------

          Name                       Age     Position                                                        Since
          -----------------------------------------------------------------------------------------------------------
          David R. Vey               51      Chairman of the Board                                           2003
          Marco A. Emrich            51      President, Chief Executive Officer, and Director                1999
          Victoria V. Looney         45      Director                                                        2003
          Jack Pellicci              65      Director                                                        1996
          James C. Sargent           87      Director                                                        1992
          Robert M. Shapiro          58      Director                                                        1998
          Alyssa S. Dver             38      Vice President, Chief Marketing Officer                         2000
          Anita M. Primo             36      Vice President, Chief Financial Officer and Corporate           2003
                                             Secretary
          Timothy A. Rimlinger       39      Vice President, Chief Technology Officer                        2000
          -----------------------------------------------------------------------------------------------------------

         The business experience, principal occupation and employment of our directors, executive officers and key employees have been as follows:

         David R. Vey has served as Chairman of the Board since May 2003 and has been a Director of the Company since March 2003. Mr. Vey founded Vey Development, Inc. a privately held residential and commercial real estate development company, with primary real estate holdings in Louisiana and California, and has served as President since 1983. Mr. Vey holds a Bachelor of Arts, Landscape Architecture and a Bachelor of Science, Forest Management from Louisiana State University.

         Marco A. Emrich served as Chief Executive Officer and President since September 1999. He has over 20 years of software industry experience. From 1998 to 1999, he served as President and CEO of Cambridge-based e-commerce application service provider Empresa Inc. Prior to joining Empresa Inc., Mr. Emrich was President, CEO and Chairman of CenterLine Software, Inc., where he created and launched a web-based application that enables businesses to monitor, manage and report on network-centric or multi-tier distributed business applications. Prior to CenterLine, he held positions as Senior Director of Cincom Systems, Inc.'s Advanced Technology Group and Manager of NAS Information Network Technology Group at Digital Equipment Corporation. Mr. Emrich holds a Bachelor's degree in Electrical Engineering with specialization in Systems Engineering from Pontifical Catholic University of Rio De Janeiro, Brazil.

         Victoria V. Looney has served as a Director of the Company since March 2003, filling the Board seat vacated by the resignation of R. Barry Borden. Ms. Looney co-founded ACEncrypt, LLC, a privately-held secure document management firm providing business services to corporate, government and law firm clients and has served as President since 2001. Prior to founding ACEncrypt, Ms. Looney was Vice President of Sales at GroupSystems.com from 1999 to 2001 and earlier held positions with IDCertify, as Vice President of Business Development, from 1998 to 1999. She also served as Vice President of Sales & Marketing from 1997 to 1998 for Dakotah Direct (a unit of Genesis Teleserv Corporation.) Ms. Looney is a graduate of The School of International Service, College of Public and International Affairs, of the American University in Washington, DC where she received Baccalaureate in International Studies. Ms. Looney was appointed to the Board by Mr. Vey, pursuant to our financing agreement with Mr. Vey, in which he is entitled to appoint up to 30% of the members of the Board of Directors within 90 days of March 8, 2003.

         Jack A. Pellicci has served as a Director since 1996, Mr. Pellicci is Group Vice President of Oracle Service Industries, where he leads the Global Business Development Group. Prior to joining Oracle in 1992, Mr. Pellicci retired as a Brigadier General with 30 years in the U.S. Army, where he was the Commanding General of the Personnel Information Systems Command. Mr. Pellicci is a member of the Board of Directors of the Open Geospatial Consortium (OGC), a worldwide organization leading the initiative for interoperability of geospatial information and location-based services. He is a graduate of the U.S. Military Academy at West Point with a Bachelor of Engineering degree, and received a Master of Mechanical Engineering degree from Georgia Institute of Technology. He is also a member of the Board of Directors of OGETA Services, the Fairfax County Chamber of Commerce and the United Services Organization (USO). He currently serves as a Corporate Fellow for the National Governors Association.

         James C. Sargent has served as a Director since 1992. Mr. Sargent was Counsel to the law firm of Opton, Handler, Gottlieb, Fieler & Katz, and was counsel to Abel Noser Corporation, a member of the New York Stock Exchange. He was previously a partner and counsel to Whitman Breed Abbott & Morgan, LLP, now Winston and Strawn. He served as New York Regional Administrator from 1955 to 1956, and Commissioner of the Securities and Exchange Commission from 1956 to 1960. He received his BA and LLB degrees from the University of Virginia.

         Robert M. Shapiro has served as a Director since 1998. Mr. Shapiro is currently Team Leader for Keller Williams Real Estate. From 1999 to 2002, he served as Vice President of Global Sales and Business Development for Autoweb.com, a major online automotive retailer. From 1995 to 1997, Mr. Shapiro was Senior Vice President of R. L. Polk & Company, a privately owned $400 million global information services company, where he directed worldwide marketing, product management, and business development activities for all software products sold to the transportation, insurance, finance, retail, fundraising, and publishing industries. Prior to joining R. L. Polk, Mr. Shapiro was Senior Vice President, Commercial Marketing for Prodigy, where he created the first commercially viable interactive service including product positioning and branding, (1984-1995). He is noted as a pioneer in building online business-to-consumer commercial sites. Prior to joining Prodigy, Mr. Shapiro gained his early marketing and sales experience during 17 years with IBM Corporation and Proctor & Gamble (1968 to 1984). Mr. Shapiro served on the Board of Directors of Blackburn Polk Marketing Services of Canada, and Carfax, USA. He received his BA degree from the University of San Diego in 1967.

         Alyssa S. Dver has served as Vice President and Chief Marketing Officer since April 2000. Prior to joining us, she founded Lead Factory, Inc., a Massachusetts-based start-up company for web-based lead tracking solutions, from January 2000 to February 2002. Prior to founding Lead Factory, Inc., Ms. Dver was Vice President of Marketing and Customer Care for Empresa, Inc from November 1998 to September 1999. Empresa delivers electronic commerce solutions for financial services and e-tailing organizations.

         Anita M. Primo has served as Chief Financial Officer since December 2003. She also serves as Corporate Secretary since the retirement of Michael Mulshine in July 2003. Ms. Primo previously served as the Company's Controller since December 2000. Prior to joining us, Ms. Primo was Vice President of Finance and Administration for the Philadelphia Zoo from 1998 to 2000. Prior to that, from 1989 to 1998, she served as Controller and Treasurer for Action Manufacturing, a major manufacturer of precision ordnance products.

         Timothy A. Rimlinger served as Vice President of Engineering since July 2000 and Chief Technology Officer since December 2003. Mr. Rimlinger is responsible for the design, implementation and delivery for all of our products. Previously, he served as Director of Technology Development since joining the company in January 1996. Before joining us, he was Senior Development Engineer at Lockheed Martin from 1985 to 1996.

Election Of Directors And Executive Officers

         All Directors hold office until the next annual meeting of our shareholders and until their successors are elected and qualified. All executive officers serve at the discretion of our Board of Directors, subject to the terms of such executive officers' employment agreements.

Committees Of The Board Of Directors

         The Board of Directors has a Compensation Committee, Audit Committee, Executive Committee, and a Nominating Committee.

         Our Compensation Committee consists of Ms. Victoria Looney, Mr. Jack Pellicci, and Mr. Robert Shapiro, and is responsible for developing and executing plans for the compensation of the executive officers, including our CEO. Additionally, the Compensation Committee has administered our 2000 Incentive Stock Option Plan (the "2000 Plan"), including the determination, subject to the 2000 Plan's provisions, of the individuals eligible to receive awards, the individuals to whom awards should be granted, the nature of the awards to be granted, the number of awards to be granted, the exercise price, vesting schedule, term, and all other conditions and terms of the awards to be granted. This committee met once during 2003.

            Our Audit Committee consists of Mr. James Sargent, Mr. Robert Shapiro and Ms. Victoria Looney. The committee meets with our independent auditors, Ernst & Young LLP, to review the scope and results of auditing procedures and our accounting procedures and controls. This committee met nine times in 2003. On August 29, 2003, the committee appointed a new independent accountant, McGladrey & Pullen, LLP, a member firm of RSM International, as its principal accountant to audit our financial statements beginning with the year ended December 31, 2003.


Executive Compensation

         The following table sets forth certain compensation information awarded to, earned by, or paid for services rendered to us and our subsidiaries in all capacities during the three years ended December 31, 2003, 2002, and 2001 for our President and Chief Executive Officer, who is the only executive officer whose salary and bonus for such years exceeded $100,000:

                                                                                       Long Term
                                                                                      Compensation
                                                                                         Awards
                                                                                       Securities
                             Fiscal      Annual Compensation      Other Annual         Underlying            All Other
Name and Principal Position   Year        Salary      Bonus       Compensation       Options/Warrants       Compensation
---------------------------  ------      -------   --------      --------------      ----------------       -------------
Marco A. Emrich............   2003       $230,353         $0          $0                   0                 $13,240*
     President and Chief      2002        191,682          0           0                   0                    0
     Executive Officer        2001        216,923     45,250           0                652,500                 0

Compensation of $13,240 was paid by the issuance of 77,885 restricted shares of our common stock. The restrictions were removed effective April 1, 2003.
------------------------------------------

Stock Purchase Opportunities

         Option Grants

         The following table sets forth information with respect to the named executive officers concerning individual grants of stock purchase opportunities made during the year ended December 31, 2003.


                                                                                                      Potential Realizable
                                                                                                        Value at Assumed
                                                     Percent of                                       Annual Rates of Stock
                                 Number of              Total                                                 Price
                                 Securities            Options                                          Appreciation for
                                 Underlying            Granted         Exercise or                      Option Term ($)
                                  Options           to Employees        Base Price     Expiration      --------------------
Name                            Granted (#)            In 2003            ($/Sh)          Date           5%           10%
----                            ------------           -------            ------          ----           --           ---
Marco A. Emrich                      0                    0                 0              0              0            0


         Options Exercised and Unexercised

         The following table sets forth information with respect to the named executive officers concerning the exercise of options for the ended December 31, 2003 and the unexercised options held as of December 31, 2003.

                 Aggregate Option/Warrant Exercises In Last Year
                            And Year End Option Value


                                                                   Number of Securities              Value of Unexercised
                                                                  Underlying Unexercised                 In-the-Money
                                                                  Options and Warrants at                  Options at
                                  Shares                            December 31, 2003                 December 31, 2003
                               Acquired on        Value             -----------------                 -----------------
Name                            Exercise        Realized      Exercisable     Unexercisable     Exercisable     Unexercisable
----                            ---------       ---------     -----------     -------------     -----------     -------------
Marco A. Emrich                     0               0          1,377,500            0                0                0


Compensation Of Directors

         Under our 1992 Long-Term Incentive Plan, on the first business day of January 1998 and on the first business day of January in each succeeding year through January 2001, each of our non-employee directors received a grant of an option to purchase shares of our common stock at the then-current fair market value, as determined in accordance with the 1992 Plan, as follows: an option to purchase 15,000 shares of our common stock for service on our Board of Directors during the preceding year, plus an option to purchase 2,500 shares of our common stock for serving as the Chairman of the Board of Directors or Chairman of a committee of the Board of Directors during the preceding year. If, however, a director became eligible for an option grant after the first regularly scheduled meeting of our Board of Directors during any calendar year, the Compensation Committee of our Board of Directors determined the size of such option grant by multiplying 15,000 shares (and/or 2,500 shares) by a fraction which was determined by dividing the number of regularly scheduled Board of Directors meetings remaining in the calendar year by six.

         In addition, under the terms of the 1992 Plan, any new director elected to the Board of Directors was granted an option to purchase 25,000 shares of our common stock at the then-current fair market value. The shares underlying these options were to vest at the rate of 5,000 shares per year for five years, commencing on the first anniversary date of his election to the Board of Directors and on each subsequent anniversary thereafter.

         Furthermore, commencing in 1998, on or before January 31 in each year, each of our non-employee directors would receive an annual retainer of $5,000 as cash compensation for his services as a director for the preceding year. Also, each of our non-employee directors would receive $500 for attendance at each Board of Directors and committee meeting, with multiple meetings held on the same day to count as one. For services to the Board in 2001, Directors received common stock in lieu of cash compensation, as authorized by the Board in March 2002.

         Certain revisions to non-employee director compensation were made in 2002. Under our 2000 Incentive Stock Option Plan, each of our non-employee directors, on the first business day of January of 2002 and on the first business day of January in each succeeding year, shall receive as compensation for service to the Board of Directors, a grant of an option to purchase our common stock, at the then current fair market value, as determined in accordance with the Plan, as follows: a 30,000 share option grant for service to the Board of Directors during the preceding year; plus, a 5,000 share option grant for serving as the Chairman of the Board of Directors or a committee of the Board of Directors during the preceding year. If, however, an Eligible Director shall become eligible for an option grant after the first regularly scheduled meeting to the Board of Directors during any calendar year, the Compensation Committee shall determine the size of such option grant by multiplying 30,000 shares (and/or 5,000 shares) by a fraction which is determined by dividing the number of regularly scheduled Board of Directors meetings remaining in the calendar year by four. The non-employee directors were issued the following option grants in January 2003 for service to our Board of Directors in 2002: Mr. Pellicci and Mr. Sargent, 35,000 shares; Mr. Shapiro, 30,000 shares.

         In addition, any new director elected to our Board of Directors will be granted an option to purchase 50,000 shares of our common stock, at the then current fair market value. The option was adjusted from 25,000 shares by action of the Board in March 2002. The shares underlying this option will vest at the rate of 10,000 shares per year for five years, on the anniversary date of the new director's election to our Board of Directors. In February 2003, Ms. Looney was granted options to purchase 50,000 shares of our common stock. In March 2003, Mr. Vey was also granted options to purchase 50,000 shares of our common stock.

         If unexercised, each option shall expire on the tenth anniversary of the date of grant and shall vest and become fully exercisable upon grant, with the exception that the new director options shall vest over five years. Once vested, options shall remain fully exercisable until the earlier of: (i) the expiration of their ten-year term; (ii) three years following the optionee's separation from Board of Directors service for any reason; or (iii) one year following the death of the optionee.

         In March 2002, the Board increased the annual retainer to be paid to each of our non-employee directors, beginning in January 2003 and thereafter, from $5,000 to $10,000 as cash compensation for such director's services for the preceding year. At the same time, the Board increased the fee to be paid to each of our non-employee directors for attendance at Board of Directors and committee meetings for 2002 and thereafter from $500 to $750, with multiple meetings held on the same day to count as one. The amounts were subject to annual review and possible adjustment at the discretion of the Board of Directors. In addition, any Director's cash compensation obligations that may accrue would be paid in cash only if we are current in all of our cash obligations, or on a change of control, assuming that all current cash obligations had been met.

         By action of the Board on January 9, 2003, the non-employee directors' annual retainer fee for services to the Board in 2002 was reduced to its prior level of $5,000, and the fees to be paid to non-employee directors for each attendance at Board of Directors and committee meetings for 2002 and thereafter was reduced to its prior level of $500 per meeting.

Employment Agreements And Change Of Control Arrangements

         Agreement with Mr. Emrich: On September 15, 1999, we entered into an employment agreement with Marco A. Emrich, our Chief Executive Officer and President. The agreement had a term of two years and three months. Pending renewal, Mr. Emrich continues to serve under the terms of this agreement with an annual base salary of $225,000. Mr. Emrich can also earn up to $100,000 annually in the form of cash bonus, subject to quarterly measurements. In addition, under the agreement, Mr. Emrich received 200,000 options and 175,000 warrants with an exercise price of $2.25, which will vest monthly over a four-year period. He also was granted 350,000 warrants with an exercise price of $2.25, which will vest monthly over a four-year period, and certain acceleration provisions based on stock price performance. In the event of "Change of Control", as defined in the employment agreement, within 12 months of the date of such Change of Control 33% of any unvested options and warrants will accelerate, and after 12 months of such date, 50% of any unvested options and warrants will accelerate. In July 2001, Mr. Emrich was granted 472,500 warrants with an exercise price of $1.03, which will vest based on the same schedule as the warrants listed above. Also in July 2001, Mr. Emrich received 180,000 options with an exercise price of $1.03, which will vest based on the same schedule as the options listed above.

Compensation Committee Interlocks And Insider Participation

         Our Compensation Committee consists of Ms. Looney, Mr. Pellicci, and Mr. Shapiro. None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of or member of our Compensation Committee.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We entered into the following financing agreements to provide working capital with Mr. David R. Vey, Chairman of our Board and/or related parties as of January 30, 2004. Mr. Vey is a selling shareholder who, before the effective date of this offering, owned more than 5% of our outstanding common stock:

         o In December 2002, Mr. Vey committed to fund a total of $1,420,000. The payments would be made available to us on various funding dates through March 2003. In January 2003, we received proceeds of $920,000 in the form of $320,000 in convertible debentures and a $600,000 promissory note. The promissory note bears interest at a rate of 7% and matures on January 15, 2004. We may extend the maturity of the instrument for up to three additional years subject to required paydowns. The convertible debentures bear interest at rates ranging from 7% to 8% and are convertible at the option of Mr. Vey into 13,000,000 shares of our common stock. The debentures mature at various dates in December 2003 and January 2004. Additionally, we received $500,000 in March 2003, subject to certain conditions, in the form of a $400,000 promissory note and a $100,000 convertible debenture. These instruments have terms similar to those of the earlier investment, and will mature in March 2004, subject to our option to extend for three additional years by making required paydowns. The March 2003 debenture is convertible into 10,000,000 shares of our common stock. The instruments had an imbedded beneficial conversion feature of $1,420,000. It is being accreted into interest expense over the contractual life of the instruments.

         o From June 2003 through December 2003, we received $620,000 in proceeds and issued 8% convertible debentures. The debentures were issued for a one year term and are convertible at the option of Mr. Vey at various dates from June 2004 to December 2004 into 2,699,219 shares of our common stock

         o In June 2003, Mr. Vey exercised a warrant to purchase 500,000 shares of our common stock at an exercise price of $0.35 per share providing $175,000 in proceeds.

         Mr. Vey was also entitled to appoint up to 30% of the members our Board of Directors within 90 days after the date of the financing arrangement in March 2003. Ms. Looney was appointed to the Board at the request of Mr. Vey.

         In September 2003, we sold a licensing agreement to ACEncrypt Solutions, LLC. The President of ACEncrypt Solutions LLC, Victoria Looney, is a member of the Board of Directors of SEDONA Corporation. David R. Vey, Chairman of the Board of Directors of SEDONA Corporation also has a financial interest in ACEncrypt Solutions. The total fee for the license agreement is $1,000, which includes delivery of the current version of Intarsia plus the cost of other contract defined milestones related to the development of derivative products for the healthcare market. The Company has recognized $475 of revenue from this transaction in the third quarter of 2003 related to sale of Intarsia, the balance of the contract has been deferred until delivery of the remaining milestones in accordance with SOP 97-2. At September 30, 2003 accounts receivable reflects $500 related to this transaction, and the balance is due in monthly installments of $100 starting from the effective date of the agreement.

         In March 2002, we entered into an agreement to purchase substantially all of the assets of Lead Factory, Inc. for a combination of stock warrants and cash. The Company's Chief Marketing Officer, Alyssa Dver, founded Lead Factory. The terms of the sale included issuance of 100,000, ten-year warrants, at an exercise price of $0.72 per share upon the signing of the agreement. The Company also accrued $50 in royalties earned under the terms of this agreement during the third quarter of 2003. Lead Factory, a Boston-based company which designs, builds, and markets computer software and services to aid sales and marketing persons with customer prospecting, initially became a partner in 2000 when we acquired a 10% equity interest, which interest we had subsequently fully reserved. This purchase agreement supercedes all earlier agreements with Lead Factory.

                       PRINCIPAL AND SELLING SHAREHOLDERS

         The following table sets forth information regarding the beneficial ownership of our common stock as of January 30, 2004, prior to and after giving effect to this offering, with respect to:

         o Each person or group known to us who beneficially owns five percent or more of the outstanding shares of our common stock;

         o  Each director and named executive officer;

         o Our executive officers and members of our Board of Directors as a group; and

         o  The selling shareholders.

         Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned. The business address of each person named in the table below is c/o SEDONA Corporation, 1003 West 9th Avenue, Second Floor, King of Prussia, Pennsylvania 19406.

         Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of the date of this Prospectus are deemed outstanding for the purpose of computing the percentage ownership of any person. These shares, however, are not considered outstanding when computing the percentage ownership of any other person.

         Each selling shareholder will determine the number of shares of our common stock he or she sells pursuant to this offering. Because the selling shareholders may sell all, some or none of the shares of our common stock which they hold, and because the offering contemplated by this Prospectus is not currently being underwritten, we cannot estimate the number of shares of our common stock that will be held by the selling shareholders upon termination of the offering.


                                    # of Shares Beneficially Owned                          # and % of Shares Beneficially
                                           Prior to Offering              # of Shares            Owned After Offering
Name of Beneficial Holder             Number               Percentage    Being Offered          Number         Percentage
                                 -----------------------------------------------------------------------------------------
Milton Datsopoulos                    319,149       (1)       4.5%          319,149             319,149             4.5%


William W. Rucks, IV                1,575,798       (2)      22.1%        1,575,798           1,575,798            22.1%

Charles F. Mitchell, II,            1,575,798       (2)      22.1%        1,575,798           1,575,798            22.1%
Mitchell Family Interests

Dr. Robert Delarosa                   319,149       (1)       4.5%          319,149             319,149             4.5%

Jeffrey and Diane Vey                 319,149     (1,5)       4.5%          319,149             319,149             4.5%

David R. Vey                        3,018,368   (1,3,4)      42.3%        3,018,368           3,018,368            42.3%


(1) Thirty-three (33%) of these shares are issuable upon the exercise of warrants at a price of $0.70 per share
(2) Thirty-three (33%)of these shares are issuable upon the exercise of warrants at prices ranging from $0.35 to $0.70.
(3)  Represent shares issuable upon the conversion of $620,000 convertible notes
(4) Three (3%) of these shares are issuable upon the exercise of warrants at a price of $0.70 per share
(5) Jeffrey and Diane Vey are the brother and sister-in-law of the Chairman of the Board, David R. Vey and Board member, Victoria Vey Looney.

   None of the selling shareholders will own shares of our common stock being offered under this Prospectus following the sale of all such shares in this offering.

         The selling shareholders named in the table above acquired their shares in various private placements between June 2003 and January 30, 2004 as described in the following paragraphs which cover all issuances of our common stock during the period.



                          DESCRIPTION OF OUR SECURITIES
General

         As of the date of this Prospectus, our authorized capital stock consists of: 125,000,000 shares of our common stock, par value $.001 per share, of which 61,067,778 are currently issued and outstanding as of January 30, 2004; 1,000,000 shares of Class A Preferred Stock, of which 501,500 are currently issued and outstanding; 500,000 shares of Class A, Series A Convertible Preferred Stock, par value $2.00 per share, of which 500,000 are currently issued and outstanding; 1,500 shares of Class A, Series H Convertible Preferred Stock, par value $2.00 per share, of which 1,500 are currently issued and outstanding. Additionally, as of the date of this Prospectus, warrants to purchase 16,134,709 shares of our common stock are outstanding and options to purchase 3,230,056 shares of our common stock are outstanding.

Common Stock

         The holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred stock (see "Preferred Stock" below), the holders of our common stock are entitled to receive such dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds. In the event we liquidate, dissolve or wind up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of the preferred stock. The holders of our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the holders of our common stock.

         The selling shareholders are selling our common stock in this offering. All currently outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.

         The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of our preferred stock, including any series of preferred stock that we may designate and issue in the future, as described below.

Preferred Stock

         Pursuant to our charter, we are currently authorized to issue preferred stock in two classes, the Class A Preferred Stock and Class B Preferred Stock. Of these two classes of preferred stock, only the Class A Preferred Stock may be issued in multiple and varying series. Subject to the rights and preferences of the Class B Preferred Stock, our Board of Directors has full authority to determine the voting rights, if any, and the designations, preferences, limitations and special rights of any series of the Class A Preferred Stock that may be desired to the extent not in conflict with our charter or Pennsylvania law.

         Series A, Class A Convertible Preferred Stock

         Holders of our Series A, Class A Preferred Stock are entitled to receive, when, as and if declared by our Board of Directors, an annual cash dividend equal to $0.24 per share payable quarterly on each June 15, September 15, December 15 and March 15. These dividends are cumulative from the quarterly payment date next preceding the date of original issuance of the shares. Cumulative dividends do not bear interest.

         If we do not make these quarterly dividends, no other cash dividends may be declared or paid on, and no amounts may be set aside by us for the redemption or purchase of shares of, any capital stock ranking junior to the Series A, Class A Preferred Stock (including our common stock). Additionally, in such event, any dividends we may declare on the Series A, Class A Preferred Stock or another class of stock on a parity therewith shall be declared pro rata among each such class or series of stock. We have not declared and paid any dividend on the Series A, Class A Preferred Stock since January 1, 2001.

         Our Series A, Class A Preferred Stock is convertible, at the option of the holder, into shares of common stock, based on an adjustable conversion rate that is initially set in our charter at one share of common stock for each share of Series A, Class A Preferred Stock held. The conversion rate is subject to adjustment in the event we (i) pay a dividend or make any other distribution payable on the common stock, (ii) subdivide our outstanding shares of common stock into a greater number of shares, (iii) combine our outstanding shares of common stock into a smaller number of shares, or (iv) issue shares of capital stock by reclassification of our common stock. Upon any such event, the conversion rate then in effect shall be adjusted so that the Series A, Class A Preferred Stock holders shall be entitled to receive that number and kind of shares of capital stock that he, she or it would have been entitled to receive immediately after the happening of such event had such shares been converted immediately prior to the happening of such event.

         If we liquidate, dissolve or wind up our operations, the Series A, Class A Preferred Stock holders are entitled to receive out of our assets, prior to any amount being paid to holders of our common stock or other securities junior to the Series A, Class A Preferred Stock, $2.00 per share plus any accrued and unpaid dividends. In the event our assets are insufficient to meet our liquidation obligations to the Series A, Class A Preferred Stock holders, then the amounts available shall be shared ratably among the holders of the Series A, Class A Preferred Stock and any securities ranking on a parity therewith.

         Holders of our Series A, Class A Preferred Stock are entitled to one vote for each share of our common stock into which their shares of Series A, Class A Preferred Stock would be convertible as of the record date for such vote.

         Series H, Class A Convertible Preferred Stock

         Holders of our Series H, Class A Preferred Stock are entitled to receive, when, as and if declared by our Board of Directors, out of legally available funds, a cumulative cash dividend for each fiscal year in an amount per share for such fiscal year equal to $80.00. These dividends accrue daily and are payable semi-annually on each June 30 and December 31. Because our common stock is no longer listed on a national securities exchange, the cumulative cash dividend shall increase from $80.00 to $100.00 per share per fiscal year going forward. The Series H, Class A Preferred Stock ranks pari passu with the outstanding Series A, Series B, Series F and Series G, Class A Preferred Stock in right of payment of dividends.

         Our Series H, Class A Preferred Stock is convertible, at the option of the holder, into that number of shares of our common stock equal to, for each share, $1,000.00 plus accrued and unpaid dividends thereon, divided by 95% of the market price for such share. Additionally, we have the right, at our option, to convert shares of the Series H, Class A Preferred Stock according to the same conversion formula as applicable to the holders thereof.

         If we liquidate, dissolve or wind up our operations, the Series H, Class A Preferred Stock holders are entitled to receive out of our assets, prior to any amount being paid to holders of our common stock or other securities junior to the Series H, Class A Preferred Stock, $1,000.00 per share plus any accrued and unpaid dividends. In the event our assets are insufficient to meet our liquidation obligations to the Series H, Class A Preferred Stock holders and the holders of our capital stock ranking pari passu therewith, then the amounts available shall be shared ratably among all such holders.

         Holders of our Series H, Class A Preferred Stock, unless required by law, are not entitled to vote on any matters before our stockholders, whether for consideration at meetings or pursuant to written actions of stockholders in lieu of meetings. Nevertheless, so long as any shares of Series H, Class A Preferred Stock are outstanding, we may not, without first obtaining the approval of the holders of at least 85% in interest of the then outstanding shares of Series H, Class A Preferred Stock, do any of the following: (a) alter or change the rights, preferences or privileges of the Series H, Class A Preferred Stock; (b) create any new class or series of capital stock, or issue additional shares of any existing class or series of capital stock, having a dividend, distribution or liquidation preference senior to or on a parity with the Series H, Class A Preferred Stock; (c) alter the rights, privileges and preferences of any class or series of capital stock senior to the Series H, Class A Preferred Stock so as to adversely affect the Series H, Class A Preferred Stock; (d) increase the authorized number of shares of Series H, Class A Preferred Stock; or (e) engage in any act not authorized by the Series H, Class A Preferred Stock Certificate of Designation which results in taxation of the holders of Series H, Class A Preferred Stock under Section 305 of the Internal Revenue Code.

Warrants

         As of January 30, 2004, including shares to be registered as part of this Prospectus, warrants to purchase 16,134,709 shares of our common stock were outstanding at a weighted average price of $1.22 per share, and options to purchase 3,230,056 shares of our common stock were outstanding with a weighted average exercise price of $1.51 per share. Approximately 4% of the warrants and none of the options were exercisable and in the money as of January 30, 2004.

Anti-Takeover Provisions Of Pennsylvania Law Governing Business Combinations

         Subchapter F of Chapter 25 of the Pennsylvania Business Corporation Law of 1988 prohibits, subject to certain exceptions, a "business combination" with a shareholder or group of shareholders (and certain affiliates and associates of such shareholders) from beneficially owning more than 20% of the voting power of a public corporation, an "interested shareholder," for a five-year period following the date on which the holder became an interested shareholder unless the interested shareholder's acquisition of 20% or more of our common stock is approved by our Board of Directors. This provision may discourage open market purchases of our stock or a non-negotiated tender or exchange offer for our stock and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transaction.

          Under Section 1715 of the Pennsylvania Business Corporation Law, our Directors are not required to regard the interests of the shareholders as being dominant or controlling in considering our best interests. The Directors may consider, to the extent they deem appropriate, such factors as:

         o the effects of any action upon any group affected by such action, including our shareholders, employees, suppliers, customers and creditors, and communities in which we have offices or other establishments;

         o our short-term and long-term interests, including benefits that may accrue to us from our long-term plans and the possibilities that these interests may be best served by our continued independence;

         o the resources, intent and conduct of any person seeking to acquire control of us; and

         o  all other pertinent factors.

         Section 1715 further provides that any act of our Board of Directors, a committee of our Board or an individual director relating to or affecting an acquisition or potential or proposed acquisition of control to which a majority of our disinterested directors have assented will be presumed to satisfy the standard of care set forth in the Pennsylvania Business Corporation Law, unless it is proven by clear and convincing evidence that our disinterested directors did not consent to such act in good faith after reasonable investigation. As a result of this and the other provisions of Section 1715, our Directors are provided with broad discretion with respect to actions that may be taken in response to acquisitions or proposed acquisitions of corporate control.

          Section 1715 may discourage open market purchases of our common stock or a non-negotiated tender or exchange offer for our common stock and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transaction. As a result, Section 1715 may have a depressive effect on the price of our common stock.

Limitations On Liability And Indemnification Of Officers And Directors

          Our articles of incorporation limit the liability of directors and officers for certain actions and omissions as permitted by the Pennsylvania Business Corporation Law.

Transfer Agent And Registrar

         The transfer agent and registrar for our common stock is StockTrans.

         Our common stock is quoted over-the-counter on the OTC bulletin board under the symbol "SDNA." On January 30, 2004, the last reported sale price of our common stock was $0.60 per share.

                              PLAN OF DISTRIBUTION

         We are registering the shares on behalf of the selling shareholders identified above. The shares being registered are currently owned or, with respect to some of the selling shareholders, may be acquired by the selling shareholders upon exercise of warrants to purchase our common stock or other rights to acquire our common stock. The selling shareholders, as used in this Prospectus, includes donees, pledgees, transferees or other successors in interest who may receive shares from the selling shareholders after the date of this Prospectus. The selling shareholders may offer their shares of our common stock at various times in one or more of the following transactions:

         o in ordinary broker's transactions on any national securities exchange on which our common stock may be listed at the time of sale;

         o  in the over-the-counter market;

         o  in private transactions other than in the over-the-counter market;

         o in connection with short sales of other shares of our common stock in which shares are redelivered to close out positioning;

         o  by pledge to secure debts and other obligations;

         o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

         o  in a combination of any of the above transactions.

         The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The selling shareholders may use broker-dealers to sell their shares. If this happens, such broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

         The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act. The selling shareholders must meet the criteria and conform to the requirements of that rule. The selling shareholders and the broker-dealers to or through whom sale of the shares may be made could be deemed to be underwriters within the meaning of the Securities Act, and their commissions or discounts and other compensation received in connection with the sale of the shares may be regarded as underwriters' compensation, if the SEC determines that they purchased the shares in order to resell them to the public.

         The selling shareholders have not advised us of any specific plans for the distribution of the shares covered by this Prospectus. When and if any selling shareholder notifies us that a material arrangement has been entered into with a broker-dealer or underwriter for the sale of a material portion of the shares covered by this Prospectus, then we will file a Prospectus supplement or post-effective amendment to the registration statement with the SEC. This supplement or amendment will include the following information:

         o  the name of the participating broker-dealer(s) or underwriters;

         o  the number of shares involved;

         o any volume limitations on sales agreed upon by the participating selling shareholders and broker-dealers;

         o the conditions for termination of any applicable agreement entered into between a selling shareholder and a broker-dealer;

         o the price or prices at which the shares were sold by the selling shareholder;

         o the commissions paid or discounts or concessions allowed by the selling shareholder to the broker-dealers or underwriters; and

         o  other material information.

         We have advised the selling shareholders that the anti-manipulation rules promulgated under the Securities Exchange Act, including Regulation M, may apply to sales of the shares offered by the selling shareholders. We have agreed to pay all costs relating to the registration of the shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be paid by the selling shareholders or other party selling the shares.



                                  Legal Matters

         The validity of the shares of our common stock offered pursuant to this Prospectus was passed upon for us by Pepper Hamilton LLP.



                   CHANGE IN COMPANY'S CERTIFYING ACCOUNTANTS


            On June 20, 2003, Ernst & Young LLP ("E&Y") informed SEDONA Corporation (the "Company) that E&Y was resigning from its role as the Company's independent auditors, effective as of June 20, 2003.

            The audit report of E&Y on the Company's consolidated financial statements for the years ended December 31, 2002 and December 31, 2001, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that, in their report dated April 8, 2003, E&Y's opinion was modified to include an uncertainty about the Company's ability to continue as a going concern. During its audit for the fiscal year ended December 31, 2002 and December 31, 2001, and for the subsequent interim period through the date of the Form 8-K filing, June 26, 2003, (i) the Company had no disagreements with E&Y on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedure, which, if not resolved to E&Y's satisfaction, would have caused E&Y to make reference to the matter in their report, and (ii) there have been no "reportable events" as defined in Item 304 (a)(1)(v) of Regulation S-K.

            The Company accepted E&Y's resignation, effective June 20, 2003.

            Effective August 29, 2003, McGladrey & Pullen, LLP, a member firm of RSM International, was engaged as the principal accountant to audit our financial statements beginning with the fiscal year ended December 31, 2003.


                                     EXPERTS

         Our consolidated financial statements at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                    Where You Can Find ADDITIONAL Information

         We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. Our SEC filings are also available free of charge to the public at the SEC's web site at http://www.sec.gov and at our web site at http://www.sedonacorp.com.

         We have filed with the SEC a registration statement on Form S-1 covering the securities offered by this Prospectus. You should be aware that this Prospectus does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules, particular portions of which have been omitted as permitted by the SEC rules. For further information about us and our securities, we refer you to the registration statement and its exhibits and schedules. You may inspect and obtain the registration statement, including exhibits, schedules, reports and other information filed by us with the SEC, as described in the preceding paragraph. Statements contained in this Prospectus concerning the contents of any document to which we refer you are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

         You should rely only upon information contained in this Prospectus. We have not authorized anyone to provide you with information or to represent anything to you not contained in this Prospectus. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted.

                          INDEX TO FINANCIAL STATEMENTS


As of and for the years ended December 31, 2002, 2001 and 2000:

Report of Independent Auditors............................................................................F-1

Consolidated Balance Sheets at December 31, 2002 and 2001.................................................F-2

Consolidated Statements of Operations for the
     years ended December 31, 2002, 2001 and 2000.........................................................F-3

Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 2002, 2001 and 2000.........................................................F-4

Consolidated Statements of Cash Flows for the
     years ended December 31, 2002, 2001 and 2000.........................................................F-7

Notes to Consolidated Financial Statements................................................................F-8

As of September 30, 2003 and for the nine-month periods ended
September 30, 2003 and 2002 (unaudited):

Consolidated Balance Sheet as of September 30, 2003.......................................................F-25

Consolidated Statements of Operations for the nine-month periods ended
      September 30, 2003 and 2002.........................................................................F-26

Consolidated Statements of Cash Flows for the nine-month periods ended
      September 30, 2003 and 2002.........................................................................F-27

Notes to Consolidated Financial Statements................................................................F-28




                         Report of Independent Auditors



Board of Directors and Stockholders
SEDONA Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of SEDONA Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SEDONA Corporation and subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that SEDONA Corporation will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred substantial operating losses, has negative working capital and stockholders' equity and anticipates that it will require additional debt and/or equity financing in 2003, which may not be readily available. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans relating to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                           /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
April 8, 2003

                       SEDONA Corporation and Subsidiaries
                           Consolidated Balance Sheets
                 (In Thousands, Except Share and Per Share Data)


                                                                                               December 31,
                                                                                          2002             2001
                                                                                  --------------------------------
Assets
Current assets:
  Cash and cash equivalents                                                                 $   -            $103
  Restricted cash                                                                             238               2
  Accounts receivable, net of allowance for doubtful accounts of  $ 16 and $49                 53             331
  Prepaid expenses and other current assets                                                   186             165
                                                                                  --------------------------------
Total current assets                                                                          477             601

Property and equipment, net of accumulated depreciation and amortization                      238             521
Restricted cash                                                                                 -             287
Software development costs, net of accumulated amortization of $ 2,834 and $1,650           1,048           2,353
Non-current assets - other                                                                      7              24
                                                                                  --------------------------------
Total non-current assets                                                                    1,293           3,185
                                                                                  --------------------------------
Total assets                                                                               $1,770          $3,786
                                                                                  ================================

Liabilities and stockholders' equity
Current liabilities:
  Accounts payable                                                                           $820          $1,099
  Accrued expenses and other current liabilities                                            1,226             447
  Deferred revenue                                                                            394             509
  Note payable to related party                                                               148             148
  Current maturities of long-term debt                                                      1,010              55
  Short-term debt - debentures                                                                  7             805
                                                                                  --------------------------------
Total current liabilities                                                                   3,605           3,063

Long-term debt, less current maturities                                                        12           1,025
                                                                                  --------------------------------
Total long-term liabilities                                                                    12           1,025
                                                                                  --------------------------------
Total liabilities                                                                           3,617           4,088

Stockholders' equity/(deficit):
Class A convertible preferred stock
  Authorized shares - 1,000,000 (liquidation preference $3,280)
  Series A, par value $2.00, Issued and outstanding - 500,000                               1,000           1,000
  Series F, par value $2.00, Issued and outstanding shares - 780                                2               2
  Series H, par value $2.00, Issued and outstanding shares - 1,500                                              3
                                                                                                3
Common Stock, par value $0.001
  Authorized shares -100,000,000, Issued and outstanding shares -
   51,301,197 and 41,362,541 in 2002 and 2001, respectively                                    51              41
  Additional paid-in-capital                                                               57,285          52,839
  Accumulated deficit                                                                     (60,188)        (54,187)
                                                                                  --------------------------------
Total stockholders' equity/(deficit)                                                       (1,847)           (302)
                                                                                  --------------------------------
Total liabilities and stockholders' equity/(deficit)                                       $1,770          $3,786
                                                                                  ================================

See accompanying notes.

                       SEDONA Corporation and Subsidiaries
                      Consolidated Statements of Operations
                 (In Thousands, Except Share and Per Share Data)


                                                                           For year ended December 31,
                                                                ---------------------------------------------------
                                                                       2002              2001           2000
                                                                ---------------------------------------------------
Revenues:
  Product licenses                                                 $       754     $      645       $       700

  Services                                                               1,753          1,512             1,087

                                                                ---------------------------------------------------
Total revenues                                                           2,507          2,157             1,787

Cost of revenues:
  Product licenses                                                       1,199          1,544             1,129

  Services                                                                 397          1,219             1,767

  Write-off of capitalized and purchased software                          133          1,232                 -
                                                                ---------------------------------------------------
Total cost of revenues                                                   1,729          3,995             2,896
                                                                ---------------------------------------------------
Gross profit (loss)                                                        778         (1,838)           (1,109)

Expenses:
  General and administrative                                             4,256          3,408             3,894

  Sales and marketing                                                    1,192          3,372             5,258

  Charge for note receivable                                                 -            475                 -

  Research and development                                               1,227            383               458
                                                                ---------------------------------------------------
Total operating expenses                                                 6,675          7,638             9,610

                                                                ---------------------------------------------------
Income/(loss) from operations                                           (5,897)        (9,476)          (10,719)


Other income (expense):
  Interest income                                                            5             54               245

  Interest expense                                                         (52)        (1,012)             (359)
  Other                                                                    (57)             -                 7
                                                                ---------------------------------------------------
Total other income (expense)                                              (104)          (958)             (107)
                                                                ---------------------------------------------------
Loss from continuing operations before
  provision for income taxes                                            (6,001)       (10,434)          (10,826)
Income taxes                                                                 -              -                 -
                                                                ---------------------------------------------------
Loss from continuing operations                                         (6,001)       (10,434)          (10,826)

Income from discontinued operations                                          -              -               144
                                                                ---------------------------------------------------
Loss from continuing and discontinued
   Operations                                                           (6,001)       (10,434)          (10,682)
Preferred stock dividends                                                 (303)           154              (889)
                                                                ---------------------------------------------------
Loss applicable to Common Stockholders                              $   (6,304)    $  (10,280)       $  (11,571)
                                                                ===================================================
Basic and diluted net loss per share from continuing operations applicable to common shares
                                                                    $   (0.13)     $    (0.28)       $    (0.42)
Basic and diluted net loss per share from
discontinued operations applicable to
common shares                                                       $      -       $        -        $        -
                                                                ---------------------------------------------------
                                                                    $   (0.13)     $    (0.28)       $    (0.42)
                                                                ===================================================

Basic and diluted weighted average common shares outstanding        48,376,941   36,838,317          27,680,785
                                                                ===================================================

See accompanying notes.

                       SEDONA Corporation and Subsidiaries
            Consolidated Statements of Stockholders' Equity (Deficit)
                        (In Thousands, Except Share Data)




                                                                -----------------------------------------
                                                                   Stock Series A      Stock Series B
                                                                  Shares    Amount    Shares    Amount
                                                                -----------------------------------------

                                                                -----------------------------------------
Balance, December 31, 1999                                         500,000    $1,000     1,000      $  2
                                                                -----------------------------------------
Stock warrants/options issued for consulting services                    -         -         -         -
Issuance of preferred stock                                              -         -         -         -
Redemption of preferred stock with cash                                  -         -         -         -
Conversion of preferred stock into common stock                          -         -     1,000         2
Exercise of common stock options                                         -         -         -         -
Exercise of common stock warrants                                        -         -         -         -
Issuance of common stock                                                 -         -         -         -
Expenses incurred related to issuance of preferred stock                 -         -         -         -
Expenses incurred related to issuance of common stock                    -         -         -         -
Preferred stock dividends                                                -         -         -         -
Net loss, year ended December 31, 2000                                   -         -         -         -
                                                                -----------------------------------------
Balance, December 31, 2000                                         500,000   $ 1,000         -         -
                                                                -----------------------------------------

Stock warrants/options issued for consulting services                    -         -         -         -
Warrants issued in conjunction with debenture issue                      -         -         -         -
Conversion of debenture into common stock                                -         -         -         -
Exercise of common stock warrants                                        -         -         -         -
Issuance of common stock                                                 -         -         -         -
Common stock issued for employee stock purchase plan                     -         -         -         -
Expenses incurred related to issuance of common stock                    -         -         -         -
Preferred stock dividends                                                -         -         -         -
Net loss, year ended December 31, 2001                                   -         -         -         -
                                                                -----------------------------------------
Balance, December 31, 2001                                         500,000    $1,000         -         -
                                                                -----------------------------------------

Stock warrants/options issued for consulting services                    -         -         -         -
Warrants issued in conjunction with debenture issue                      -         -         -         -
Conversion of debenture into common stock                                -         -         -         -
Exercise of common stock warrants                                        -         -         -         -
Issuance of common stock                                                 -         -         -         -
Common stock issued for employee stock purchase plan                     -         -         -         -
Expenses incurred related to issuance of common stock                    -         -         -         -
Preferred stock dividends                                                -         -         -         -
Net loss, year ended December 31, 2002                                   -         -         -         -
                                                                -----------------------------------------
Balance, December 31, 2002                                         500,000    $1,000         -      $  -
                                                                =========================================


                       SEDONA Corporation and Subsidiaries
            Consolidated Statements of Stockholders' Equity (Deficit)
                        (In Thousands, Except Share Data)



                                                                                     Class A Preferred
                                                                -------------------------------------------------------------
                                                                   Stock Series F      Stock Series G      Stock Series H
                                                                  Shares    Amount    Shares    Amount    Shares    Amount
                                                                -------------------------------------------------------------

                                                                -------------------------------------------------------------
Balance, December 31, 1999                                           1,000      $  2         -         -         -         -
                                                                -------------------------------------------------------------
Stock warrants/options issued for consulting services                    -         -         -         -         -         -
Issuance of preferred stock                                              -         -     3,000      $  6     1,500      $  3
Redemption of preferred stock with cash                                  -         -    (1,725)       (4)        -         -
Conversion of preferred stock into common stock                       (220)         -   (1,275)       (2)        -         -
Exercise of common stock options                                         -         -         -         -         -         -
Exercise of common stock warrants                                        -         -         -         -         -         -
Issuance of common stock                                                 -         -         -         -         -         -
Expenses incurred related to issuance of preferred stock                 -         -         -         -         -         -
Expenses incurred related to issuance of common stock                    -         -         -         -         -         -
Preferred stock dividends                                                -         -         -         -         -         -
Net loss, year ended December 31, 2000                                   -         -         -         -         -         -
                                                                -------------------------------------------------------------
Balance, December 31, 2000                                             780      $  2         -         -     1,500      $  3
                                                                -------------------------------------------------------------

Stock warrants/options issued for consulting services                    -         -         -         -         -         -
Warrants issued in conjunction with debenture issue                      -         -         -         -         -         -
Conversion of debenture into common stock                                -         -         -         -         -         -
Exercise of common stock warrants                                        -         -         -         -         -         -
Issuance of common stock                                                 -         -         -         -         -         -
Common stock issued for employee stock purchase plan                     -         -         -         -         -         -
Expenses incurred related to issuance of common stock                    -         -         -         -         -         -
Preferred stock dividends                                                -         -         -         -         -         -
Net loss, year ended December 31, 2001                                   -         -         -         -         -         -
                                                                -------------------------------------------------------------
Balance, December 31, 2001                                             780      $  2         -         -     1,500      $  3
                                                                -------------------------------------------------------------

Stock warrants/options issued for consulting services                    -         -         -         -         -         -
Warrants issued in conjunction with debenture issue                      -         -         -         -         -         -
Conversion of debenture into common stock                                -         -         -         -         -         -
Exercise of common stock warrants                                        -         -         -         -         -         -
Issuance of common stock                                                 -         -         -         -         -         -
Common stock issued for employee stock purchase plan                     -         -         -         -         -         -
Expenses incurred related to issuance of common stock                    -         -         -         -         -         -
Preferred stock dividends                                                -         -         -         -         -         -
Net loss, year ended December 31, 2002                                   -         -         -         -         -         -
                                                                -------------------------------------------------------------
Balance, December 31, 2002                                             780      $  2         -         -     1,500      $  3
                                                                =============================================================


                       SEDONA Corporation and Subsidiaries
            Consolidated Statements of Stockholders' Equity (Deficit)
                        (In Thousands, Except Share Data)

                                                          -------------------------------------------------------------------
                                                             Common                Additional                     Notes
                                                              Stock                  Paid-In    Accumulated    Receivable,
                                                             Shares      Amount      Capital      Deficit    Related Parties
                                                          -------------------------------------------------------------------
Balance, December 31, 1999                                   24,086,450      $  24     $ 33,527     $(33,071)         $ (53)
                                                          -------------------------------------------------------------------
Stock warrants/options issued for consulting services                 -          -          123             -              -
Issuance of preferred stock                                           -          -        4,491             -              -
Warrants issued in conjunction with preferred stock                   -          -          550             -              -
Discount on preferred stock issuance                                  -          -         (200)            -              -
Warrants issued in conjunction with debenture issue                   -          -          472             -              -
Redemption of preferred stock with cash                               -          -       (1,725)            -              -
Conversion of preferred stock into common stock               1,431,626          2          139             -              -
Exercise of common stock options                                309,347          -          726             -              -
Exercise of common stock warrants                             2,938,501          3        6,001             -              -
Issuance of common stock                                      2,459,498          2        2,998             -              -
Expenses incurred related to issuance of preferred stock              -          -         (195)            -              -
Expenses incurred related to issuance of common stock                 -          -         (210)            -              -
Preferred stock dividends                                             -          -         (889)            -              -
Repayment of notes receivable                                         -          -            -             -             53
Net loss, year ended December 31, 2000                                -          -            -       (10,682)             -
                                                          -------------------------------------------------------------------
Balance, December 31, 2000                                   31,225,422      $  31     $ 45,808      $(43,753)             -
                                                          -------------------------------------------------------------------

Stock warrants/options issued for consulting services                 -          -          275             -              -
Warrants issued in conjunction with debenture issue                   -          -          180             -              -
Conversion of debenture into common stock                     2,498,401          2        2,116             -              -
Exercise of common stock warrants                                56,666          -            -             -              -
Issuance of common stock                                      7,506,016          8        4,444             -              -
Common stock issued for employee stock purchase plan             76,036          -           25             -              -
Expenses incurred related to issuance of common stock                 -          -         (215)            -              -
Repricing of warrants                                                 -          -           52             -              -
Preferred stock dividends                                             -          -          154             -              -
Net loss, year ended December 31, 2001                                -          -            -      (10,434)              -
                                                          -------------------------------------------------------------------
Balance, December 31, 2001                                   41,362,541      $  41     $ 52,839     $(54,187)
                                                          -------------------------------------------------------------------

Stock warrants/options issued for consulting services                 -          -          148             -              -
Fair value of convertible feature of debt obligation                  -          -          100             -              -
Conversion of debenture into common stock                       679,925          1          480             -              -
Exercise of common stock warrants                             2,693,307          3        1,236             -              -
Issuance of common stock                                      6,386,760          6        2,551             -              -
Common stock issued for employee stock purchase plan            172,672          -           53             -              -
Expenses incurred related to issuance of common stock                 -          -         (129)            -              -
Exercise of common stock options                                  5,992          -            7             -              -
Preferred stock dividends                                             -          -            -             -              -
Net loss, year ended December 31, 2002                                -          -            -       (6,001)              -
                                                          -------------------------------------------------------------------
Balance, December 31, 2002                                   51,301,197      $  51     $ 57,285     $(60,188)              -
                                                          ===================================================================



                       SEDONA Corporation and Subsidiaries
                      Consolidated Statements of Cash Flows
                                 (In Thousands)

                                                                                           Year ended December 31
                                                                                   2002             2001            2000
                                                                         ------------------------------------------------
Operating activities
Net loss from continuing operations                                            $ (6,001)       $ (10,434)      $ (10,826)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation                                                                      267              382             296
  Amortization                                                                    1,173            1,523           1,066
  Net loss on retirement of property, plant and equipment                            16                -               -
  Provision for doubtful accounts                                                     -                -             102
  Charge for employer 401(K) stock contribution                                      97                -               -
  Charge for note receivable                                                          -              475               -
  Increase impairment reserve for cost investment                                     -                -             140
  Option or warrant based compensation                                              148              457               -
   Amortization of deferred financing fees and debt discount                          7              656             316
  Impairment loss on capitalized software                                           133            1,232               -
      Charge for employee stock award                                               189                -               -
Changes in operating assets and liabilities:
  Restricted cash                                                                    51              199            (488)
  Accounts receivable                                                               278              235            (251)
  Prepaid expenses and other current assets                                         (21)              19             (94)
  Other noncurrent assets                                                            17                6             (30)
  Accounts payable and accrued expenses                                             576              640             527
  Deferred revenue and other                                                       (115)             (53)            538
                                                                         ------------------------------------------------
Net cash used in continuing operating activities                                 (3,185)          (4,663)         (8,704)

Net income (loss) from discontinued operations                                        -                -             144
Adjustments to reconcile loss from discontinued operations to net cash used by discontinued operations:
  Cash flow related to results of discontinued operations                             -                -               -
  Other reconciling items                                                             -                -             100
                                                                         ------------------------------------------------
Net cash provided by/(used in) discontinued operations                                -                -             244
                                                                         ------------------------------------------------
Net cash used in operating activities                                            (3,185)          (4,663)         (8,460)
Investing activities
Purchase of property and equipment                                                    -              (74)           (308)
Increase in equity investment                                                         -                -            (140)
Increase in notes receivable                                                          -             (475)              -
Increase in capitalized software development costs                                    -           (1,149)         (2,151)
                                                                         ------------------------------------------------
Net cash provided/used in investing activities                                        -           (1,698)         (2,599)
Financing activities
Payment of preferred stock dividends                                                  -              (30)           (180)
Repayments of notes receivable, related parties                                       -                -              53
Repayments of long-term obligations                                                (57)             (105)            (98)
Proceeds from issuance of preferred stock, net                                        -                -           2,805
Repurchase of preferred stock for cash                                                -                -          (2,246)
Proceeds from the issuance of common stock, net                                   2,292            4,262           2,790
Proceeds from exercise of common stock warrants/options                           1,246                -           6,731
Proceeds from issuance of short-term debenture and notes                              -              248           2,500
Repayment of short-term debentures                                                 (399)            (100)              -
                                                                         ------------------------------------------------
Net cash provided by financing activities                                         3,082            4,275          12,355
                                                                         ------------------------------------------------
Net increase (decrease) in cash and cash equivalents                               (103)          (2,086)          1,296
Cash and cash equivalents, beginning of year                                        103            2,189             893
                                                                         ------------------------------------------------
Cash and cash equivalents, end of year                                            $   0          $   103        $  2,189
                                                                         ================================================
See accompanying notes.

                       SEDONA Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
               (In Thousands, Except Share and Per Share Amounts)

                  Years ended December 31, 2002, 2001, and 2000

1.   Accounting Policies

Description of Business

SEDONA is a software application and services provider that develops and markets web-based Customer Relationship Management (CRM) solutions to small to mid-sized businesses (SMBs). Our CRM application solution, Intarsia(TM), enables SMBs to increase the profitability of their customer portfolio to boost profits and shareholder value.

As of January 2, 2003, we implemented an indirect sales distribution model, under which we license our CRM technology to Third Party Alliance Partners
(TPAP), who market, sell, distribute and support our technology either as a component of our TPAP total solution or as a standalone offering.

Basis of Financial Statement Presentation

The financial statements of the Company have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the financial statements do not include any adjustments that might be necessary should the Company be unable to continue in existence. The Company has incurred substantial losses from continuing operations of ($6,001) and ($10,434) during the years ended December 31, 2002 and 2001, respectively. If the TPAP do not distribute SEDONA's Intarsia product at sales levels projected, and the Company does not license its CRM technology to other TPAPs, the Company will require additional financing in 2003, which may not be readily available. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company's plans include expanding the sale and acceptance of its business solutions through its current and future strategic alliances; targeting new application solutions; and seeking additional debt or equity financing in addition to aggressive cost containment measures as shown in 2002.

Principles of Consolidation

The Company's consolidated financial statements include the accounts of its wholly owned subsidiaries, SEDONA(R) GeoServices, Inc., and Technology Resource Centers, Inc. During 1999, the Company sold the operations related to Tangent Imaging Systems, and Technology Resource Centers, Inc. The results from operations of these entities are reflected in the financial statements as discontinued operations for fiscal year 2000. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                       SEDONA Corporation and Subsidiaries
             Notes to Consolidated Financial Statements (continued)
               (In Thousands, Except Share and Per Share Amounts)


1. Accounting Policies (continued)

Cash and Cash Equivalents

The Company considers all unencumbered highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the respective assets, which range from three to seven years.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to credit risk, consist of cash equivalents, accounts receivable and notes receivable. The Company's policy is to limit the amount of credit exposure to any one financial institution and place investments with financial institutions evaluated as being creditworthy. Concentration of credit risk, with respect to accounts and notes receivable, is limited due to the Company's credit evaluation process. The Company does not generally require collateral from its customers. The Company's customers consist primarily of corporate entities.

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheets for cash, accounts and notes receivable, accounts payable and short-term debt approximate fair value because of the immediate or short-term maturity of these financial instruments.

Software Development and Purchased Software Costs

Software development costs are accounted for in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." All costs incurred in the research and development of new software products are expensed as incurred until technological feasibility has been established. The costs incurred for testing and coding of the new software products are capitalized. Amortization of such costs is the greater of the amount capitalized using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues of that product or (b) the straight-line method over the remaining estimated economic life of the product not to exceed three years. Amortization commences when the product is available for general release to customers. The Company capitalizes costs related to purchased software used for developmental purposes and amortizes such value over three years consistent with the amortization and capitalization policy discussed above related to capitalized software costs.

The Company periodically reviews for impairment the carrying value of both internally developed and purchased software costs. The Company will record impairment in its operating results if the carrying value exceeds the future estimated undiscounted cash flows of the related assets. In 2002 the Company wrote-off $133 of capitalized software that was deemed impaired because a major component of the Company's software had been retired. The Company does not believe that the impact of the write-off of software will be significant to future operations.

During the third quarter of 2001, the Company completed a review of its capitalized and purchased software to determine if any of its products were impaired. Based on the reduction in the overall level of expected software revenue levels in certain product categories, management prioritized where marketing and future development dollars would be spent. Since revenues were significantly less in the purchased software acquired in the CIMS acquisition, management decided to re-focus its available resources and develop and market newer technology.

Therefore, the expected future level of revenues from the majority of the acquired CIMS products is not expected to materialize because, although still maintained for those customers that have not upgraded to Intarsia, the CIMS products will no longer be marketed to new customers. As a result, the Company wrote-off $1,232 of capitalized and purchased software.

During 2002, 2001, and 2000, the Company capitalized $0, $1,149, and $2,151, respectively, of software development costs related to the Company's Intarsia business application solution software. During 2002, 2001, and 2000, $1,173, $1,523, and $1,066 were charged to expense relating to amortization of software development costs.

Revenue Recognition

The Company's software arrangements consist of license fees, installation services, and maintenance. The Company has established vendor specific objective evidence (VSOE) of fair value for its maintenance contracts based on the price of renewals of existing maintenance contracts. The remaining value of the software arrangement is allocated to license fees and professional services based on contractual terms agreed upon by the customer and based on Company-maintained list prices.

Product License Revenue

Revenues from the sale of product licenses are recognized upon delivery and acceptance of the software when persuasive evidence of an arrangement exists, collection is probable, and the fee is fixed or determinable. Although the Company's software product can be implemented on its customer's systems without significant alterations to the features and the functionality of the software, or without significant interfacing, the Company's license agreements are written so that formal written acceptance of the product is received when installation is complete. Therefore, the timing of license fee revenue recognition coincides with the completion of the installation and the customer has accepted the software. Software installation is usually completed very shortly (e.g. less than 3 months) after the signing of the contract.

Through its strategic alliance partners, the Company receives a royalty payment based on a percentage of the license fee charged by the strategic partner. The Company recognizes the royalty fee when it receives written acknowledgement from the TPAP that royalties have been earned and monies are owed to the Company. As of December 31, 2002, no royalty revenue was recognized.

Services Revenue

Services revenues include professional services (primarily installation and training services) and maintenance revenue over periods not exceeding one year. Installation service revenue, which consists of implementation planning, hardware and software set-up, data integration including data aggregation, conversion, cleansing and analysis, and testing and quality assurance, is accounted for as a separate element of a software arrangement.

Additionally, in certain circumstances, the Company may partner with third parties to implement its software. In those instances, the contractual fee for professional services may be paid directly from the customer to the third party, and the Company recognizes the license fee revenue component upon installation and acceptance by the customer.

     o Installation revenue is recognized upon completed installation and customer acceptance and is based on a contractual hourly rate. Installation is usually completed in 100 hours or less. Training revenue is not a material element of a contract and revenue is recognized as training services are provided.

     o Maintenance revenue is recognized ratably over the life of the related contract. The Company establishes the value of maintenance revenue based on the price quoted and received for renewals of existing maintenance contracts.

Income Taxes

The Company accounts for income taxes under the liability method. Deferred tax liabilities are recognized for taxable temporary differences and deferred tax assets are recognized for deductible temporary differences and tax loss and credit carryforwards. A valuation allowance is established to reduce deferred tax assets if some, or all, of such deferred tax assets are not likely to be realized.

Net Loss Per Common Share

Basic loss per share is calculated by dividing the net loss by the weighted average common shares outstanding for the period. Diluted earnings per share is calculated by dividing the net loss by the weighted average common shares outstanding plus the dilutive effect of stock options, warrants and convertible securities. As the Company incurred losses in 2002, 2001, and 2000, the effect of stock options, warrants and convertible securities were anti-dilutive and were therefore not included in the calculation of diluted earnings per share.

Stock-Based Compensation

The Company follows APB Opinion No. 25, Accounting for Stock Issued to Employees, ("APB 25") and the related interpretations in accounting for its stock-based compensation plans. Note 7 includes the required disclosures and pro-forma information provided under FASB Statement No. 123, Accounting for Stock-Based Compensation ("SFAS 123").

Under APB 25, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying Common Stock at the date of grant, no compensation expense is recognized.

Assumptions used in calculating the fair value of the options and warrants granted in 2002 are as follows:

        Life of warrants:                         3-10 years
        Volatility:                               1.21
        Vesting period:                           Immediate except in cases of
                                                  performance service levels
        Fair value of stock at date of grant:     $0.89
        Expected dividend yield:                  0%


New Accounting Pronouncements

Effective January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"). SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 requires an impairment loss to be recognized only if the carrying amounts of long-lived assets to be held and used are not recoverable from their expected undiscounted future cash flows. Adoption of SFAS No. 144 had no effect on the Company's consolidated financial position, consolidated results of operations, or liquidity.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", which provides guidance for entities that voluntarily change from the intrinsic value method of accounting for stock based compensation under ABP 25 to the fair value method of accounting under SFAS No. 123. Additional disclosures are required under SFAS No. 148 on both an annual and interim basis.

Effective January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143") SFAS 143 addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and normal operation of a long-lived asset. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and subsequently allocated to expense over the asset's useful life. Adoption of SFAS No. 143 had no effect on the Company's consolidated financial position, consolidated results of operations, or liquidity.

Effective January 1, 2003, the Company adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146") SFAS No. 146 addresses the accounting for costs associated with disposal activities covered by SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," and with exit and restructuring activities previously covered by Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity." SFAS No. 146 supercedes EITF No. 94-3 in its entirety and requires that a liability for all costs be recognized when the liability is incurred. SFAS No. 146 also establishes a fair value objective for initial measurement of the liability. SFAS No. 146 will be applied prospectively to exit or disposal activities initiated after December 31, 2002.


2.   Discontinued Operations

The Company's Board of Directors decided in July 1999 to sell the two divisions of the Company, Tangent Imaging Systems and Technology Resource Centers, which were not part of the Company's realigned strategy of focusing on the development of its Internet application solutions business. Income from the discontinued operations was $144 for the year ended December 31, 2000.

3.   Property and Equipment

Property and equipment consist of the following:

                                                                        December 31,
                                                                    2002          2001
                                                              --------------------------
         Machinery and equipment                                  $1,003        $1,026
         Equipment under capital lease                               227           227
         Furniture and fixtures                                      152           199
         Leasehold improvements                                       62            64
         Purchased software for internal use                         193           193
                                                              --------------------------
                                                                   1,637         1,709
         Less accumulated depreciation and amortization
                                                                   1,399         1,188
                                                              --------------------------
                                                                    $238         $ 521
                                                              ==========================

Depreciation and amortization expense related to property and equipment and equipment under capital lease was $267 in 2002. In addition the Company disposed of obsolete equipment, furniture and leasehold improvements during 2002 with a net book value of $16. Depreciation expense totaled $382 in 2001.

4.   Long-Term Debt

Long-term debt consists of obligations with original maturities of one year or more, as follows:

                                                                       December 31,
                                                                    2002            2001
                                                               --------------------------
         Note payable - CIMS acquisition Due 2003  (Note 16)        $955           $ 955
         Capital lease obligations (Note 11)                          67             125
                                                               --------------------------
                                                               --------------------------
                                                                   1,022           1,080
         Less current maturities                                   1,010              55
                                                               --------------------------
         Long-term debt                                              $12          $1,025
                                                               ==========================



5.   Convertible Debentures

On November 22, 2000, the Company issued a $3,000 private placement debenture convertible into its common stock. The net proceeds were approximately $2,320, of which $2,246 was used to redeem the outstanding shares of the Series G convertible preferred stock with the remaining net proceeds used for working capital purposes. The Debentures were originally due and payable 120 days from issuance or, at the Company's request, could be extended for subsequent 30-day periods. The convertible Debentures bear interest quarterly in arrears on the outstanding principal at the rate of 5% per annum. Prior to maturity, the Debentures could be exercised at a strike price of $1.13 per share at any time the common stock price exceeds $2.00. In the event that the Debentures were not paid at the time of maturity, the actual purchase price of the convertible Debenture may be converted at the option of the holder at the lesser of $1.41 or 85% of the volume-weighted average price of the Company's common stock over the five trading days immediately preceding the date on which a notice of conversion is delivered to the Company. In connection with the issuance of the convertible Debenture, the Company also issued a warrant to the Debenture holders to purchase up to 400,000 shares of common stock at an exercise price of $1.37 and a fair value of $472, which was recorded as deferred financing costs. The Company also issued a warrant to purchase an additional 266,667 shares of Company common stock at the same exercise price, which were only exercisable if the convertible Debenture was not paid in full within 120 days of the original issuance. The Company also issued a warrant to purchase 167,576 shares of common stock at an exercise price of $1.13 to the placement agent for this transaction. The aggregate discount and debt issuance costs of $972 were accreted into interest expense over the 120-day life of the Debentures. At December 31, 2000, $316 had been recognized as interest expense, and the remaining amount was recognized as interest expense during 2001.

On March 22, 2001, the Company obtained an extension until April 22, 2001 related to this Convertible Debenture and on April 30, 2001 a further extension agreement was negotiated which extended maturity until January 2002 by increasing the interest prospectively to 8.5% and by repricing 56,666 warrants held by the investor from an earlier transaction to $0.001 per share. A charge of $52 has been recorded in the financial statements related to this repricing. Through December 31, 2001, $2,196 in principal value and interest of $49 regarding this Debenture has been converted into 2,498,401 shares of common stock. In February, 2002, a restructuring agreement was finalized which retired this Debenture in its entirety by allowing for conversion of $400 in principal and payoff of accrued interest and remaining principal of $399 by cash payment of $50 at closing, and a promissory note of $349 payable in installments over the following 7 months to retire the remainder. As of December 31, 2002 the Debenture was retired.

During the period September through October 2001, the Company sold 60-day notes with a face value of $248 and issued 124,000 four-year warrants at an exercise price of $0.40 per share to investors for an aggregate purchase price of $248. The Company allocated a fair value of $32 to the warrants, which was treated as a debt discount and an addition to additional paid in capital. The shares underlying the warrants may not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement registering the common stock underlying the warrants and (b) six months from the issuance of the warrants. If not redeemed at maturity, these notes would become convertible into shares of common stock at a price of $0.20 per share at the option of the shareholder. At maturity, $100 of the aggregate $248 was paid off. The remaining $148 became convertible into 740 shares of common stock. Upon maturity of the note, the fair value of the Company's common stock was $0.67. Consequently, the intrinsic value of the conversion feature, capped at the face amount of the debt outstanding, or $148, was treated as a beneficial conversion feature and is reflected as additional interest expense and additional paid in capital. The $148 of notes remaining at December 31, 2002 is issued to the former Chairman of the Board.

Material Investor

As described below, during the period December 2002 through March 2003, the Company entered into the following transactions with a single investor, Mr. David R. Vey, that, on an if converted basis, gave Mr. Vey a 29% ownership interest in the Company. In March 2003, Mr. Vey became a member of the Board of Directors.

In December 2002, the Company issued an 8% convertible debenture and received proceeds of $100. The debenture matures on December 5, 2003 and is convertible at any time at the option of the holder into 1,000,000 shares of common stock until that date. The Company accounted for the value of the conversion feature of this note, which was limited to the amount of aggregate proceeds received of $100, as additional paid in capital and debt discount. This amount will be accreted over the life of the notes as additional interest expense. As of December 31, 2002, $7 has been accreted into interest expense.

In January 2003, the Company issued an 8% convertible debenture and received proceeds of $120. The debenture matures on January 5, 2004 and is convertible at any time at the option of the holder into 2,000,000 shares of common stock until that date.

Also in January 2003, the Company received $700 in the form of a $100 convertible debenture and a $600 promissory note, each bearing interest at a rate of 7%, and which both mature on January 15, 2004. The Company may extend the maturity of each instrument for up to three additional years subject to required pay downs. The convertible debenture can be converted at the option of the holder into 10,000,000 shares of common stock.

In March 2003, the Company received $500 in the form of a $400 promissory note and a $100 convertible debenture, with terms similar to those of the January investment, and maturing in March 2004, subject to the Company's option to extend for three additional years by making required pay downs. The March 2003 convertible debenture is convertible into 10,000,000 shares of common stock.

In addition, a finder will receive a total of 1,610,000 warrants at a price of $0.40 per share and a fair value of $327, for the above December 2002 through March 2003 transactions as well as have a prior warrant issued to purchase 150,000 shares repriced from $1.50 per share to $0.10 per share in lieu of cash.

The Company accounted for the value of the conversion feature of these transactions, which was limited to the amount of aggregate proceeds received of $1,320, as additional paid in capital and debt discount. This amount will be accreted over the life of the notes as additional interest expense.

6.   Stockholders' Equity

Class A Convertible Preferred Stock

Series A, B, F, G and H

Class A preferred stock is issuable in various series and is convertible in accordance with the terms of the issued series. The Board of Directors have the authority to fix by resolution all other rights. The Class A Series A preferred, when declared, shares pay quarterly dividends at the rate of twelve percent (12%) per annum, when declared have cumulative rights and have a liquidation preference at the par value of the preferred shares. Each share is convertible at the election of the holder into one share of common stock at any time. Each holder has the same right to vote each share on all corporate matters as the holder of one share of common stock.

During 2000, all 1,000 shares of Class A Series B convertible preferred stock and the related accrued dividends of $88 were converted into 473,091 shares of common stock.

On May 24, 1999, the Company entered into a $1.0 million private placement purchase agreement for the issuance of 1,000 shares, 8% dividend Class A Series F convertible preferred stock. After a period of 12 months from May 24, 1999 (anniversary date), the investor can convert the preferred stock to common stock at the lower of: 1) $1.41 (the "Closing Price"), or 2) 100% of the common stock's average last trade price during the 25 trading days preceding the Conversion Date (the "Conversion Date Price"). In no event can the conversion price be below $1.00. The conversion amount shall be the principal amount of the preferred stock being converted, plus an 8% premium accruing from the closing date to the conversion date. Mandatory conversion of the preferred stock shall occur on the third anniversary after closing using the conversion terms referenced above. During 2000, 220 shares of Class A Series F convertible preferred stock and the related accrued dividends payable of $24 were converted into 172,500 shares of common stock.

In February 2000, the Company closed a $3,000 private placement by issuing 3,000 shares of Series G convertible preferred stock. The then outstanding Series G convertible preferred stock was redeemed in November 2000 in connection with the issuance of the $3,000 principal amount Convertible Debenture.

During the remainder of 2000, all of the Class A Series G convertible preferred stock shares and the related accrued dividends were redeemed for cash or converted into shares of common stock. Of the total remaining shares, 1,275 and related accrued dividends payable of $40 were converted to 786,035 shares of common stock. In total, cash proceeds from the Debenture issue (Note 5 above) of $2,246 were utilized to redeem the final remaining 1,725 shares of Class A Series G convertible preferred shares and pay $519 in accrued dividends and redemption premium.

In conjunction with the CIMS acquisition transaction completed in April 2000 (see Note 16 below), 1,500 shares of Class A Series H preferred stock with a face value of $1,500 (book value $1,300) were issued as part of the transaction consideration. The series H preferred stock yields 8% in semi-annual cash dividends, when declared, and is convertible at the Company's option for the first 33 months of its 36-month life.

The Company ceased to declare preferred stock dividends as of January 1, 2001 on the outstanding series of its Class A Convertible Preferred Stock. Additionally, there are undeclared dividends on the Series F and G preferred stock. Cumulative but undeclared dividends at December 31, 2002 equaled $240, $225, and $270, respectively, for the Series A, F, and G preferred stock. In 2001, the Company paid $30 of dividends and reversed $154 of previously accrued but undeclared dividends.

Common Equity

From January through February 28, 2002, the Company sold 1,440,000 shares of common stock and issued four-year warrants to purchase 720,000 shares of common stock at exercise prices ranging from $0.50-$1.50 per share to sixteen investors in private placements for an aggregate gross purchase price of $720. Additional shares and warrants may be issued to these investors if, within 60 days following the closing of their investments, the Company issues any shares of common stock at prices below the price at which the investors purchased their shares. These shares may generally not be resold or otherwise transferred until
(a) the shares are registered and (b) the earlier of (x) 180 days after the issuance of the shares and (y) the close of the fifth consecutive trading day on which the closing sales price of our common stock is at least $2.00 per share. The shares underlying the warrants may generally not be resold or otherwise transferred until the later of: (a) the effectiveness of a registration statement registering the common stock underlying the warrants and (b) six months from the issuance of the warrants. The Company paid a $42 sales commission and issued warrants purchasing 91,350 shares of common stock at exercise prices ranging from $0.69 to $0.93 per share to finders in connection with this offering.

In February 2002, a restructuring agreement was finalized with the holder of a private placement debenture convertible into common stock, which retired the debenture in its entirety by allowing for conversion of 679,925 shares of common stock with a principal value of $400 and payoff of accrued interest and remaining principal of $399 by cash payment of $50 at closing, and a promissory note of $349 payable installments over the following seven months to retire the remainder of the principal.

During March 2002, the Company issued 60,000 shares of common stock at an exercise price of $0.50 in exchange for making a cash payment to a vendor for $30. The Company also issued 130,148 shares valued at $0.68 per share, to Directors to fully satisfy cash payments owed of $89 for certain services rendered.

In March 2002, the Company also issued 1,259,461 shares of common stock through a negotiated partial exercise of outstanding warrants for proceeds of $554 after payment of $31 to a finder and issuance of 25,784 warrants at an exercise price of $0.89. The outstanding warrants originally permitted the holders to acquire shares of our common stock at exercise prices ranging from $2.25 to $4.00 per share. After considering the working capital needs of the Company, the Company negotiated with the warrant holders to permit exercise of the warrants at exercise prices ranging from $0.50 to $0.55 per share.

During April 2002, the Company issued 400,000 shares of common stock in a private placement and issued four-year warrants to purchase 200,000 shares of common stock at an exercise price of $0.625 per share to an investor for an aggregate purchase price of $250. The Company paid a $13 sales commission and issued warrants to purchase 28,000 shares of common stock at an exercise price of $1.24.

During April 2002, the Company issued 159,838 shares of common stock for exercise of options and warrants for proceeds of $146. Also during April 2002, the Company realized $38 in proceeds from issuance of 119,465 shares of common stock pursuant to employee purchases of shares under the Employee Stock Purchase Plan.

During May and June 2002, the Company issued 23,400 shares of common stock with a value of $30 to an investment bank for advisory services in lieu of cash payment.

During June and July 2002, the Company sold 899,280 shares of common stock in a private placement and issued four-year warrants to purchase 449,640 shares of common stock at an exercise price of $0.556 per share to an investor for an aggregate purchase price of $500. The Company paid a $25 sales commission and issued warrants to purchase 62,950 shares of common stock at exercise prices ranging from $0.51 to $0.78 per share to a finder in connection with this offering.

During July 2002 and pursuant to the Company's employee 401(K) plan, 122,852 shares of common stock valued at $97 were granted to employees as matching contributions of common stock made by the Company, at the direction of our the Company's Board of Directors. This action related to rewards for calendar year 2001. Also during July 2002, a vendor exercised warrants to purchase 80,000 shares of common stock for an aggregate price of $1. These warrants had been granted to the vendor in settlement of a contract dispute in lieu of the Company making cash payment.

During August 2002, the Company sold 500,000 shares of common stock in a private placement and issued four-year warrants to purchase 500,000 shares of common stock at an exercise price of $0.35 per share to an investor for an aggregate purchase price of $175. The Company paid a $9 sales commission and issued a warrant to purchase 35,000 shares of common stock at an exercise price of $0.45 per share to a finder in connection with this offering.

Also during August 2002, the Company issued 1,000,000 shares of previously registered common stock through a negotiated exercise of outstanding warrants associated with earlier financings with investors whereby it realized net proceeds of $400. As part of this exchange program, 1,000,000 replacement warrants were issued at an exercise price of $0.60. The outstanding warrants originally permitted the holders to acquire shares of common stock at exercise prices ranging from $0.62 to $1.02 per share. After considering needs for working capital, the Company negotiated with the warrant holders to permit exercise of the warrants at an exercise price of $0.40 per share.

During September 2002, the Company sold 750,000 shares of common stock in a private placement and issued four-year warrants to purchase 750,000 shares of common stock at an exercise price of $0.30 per share to an investor for an aggregate purchase price of $225. The Company paid a sales commission of $11 and issued a warrant to purchase 52,500 shares of common stock at an exercise price of $0.42 per share to a finder in connection with this offering.

During October 2002, the Company issued 200,000 shares of previously registered common stock through a negotiated exercise of outstanding warrants associated with earlier financings with investors whereby the Company realized net proceeds of $40. As part of the exchange program, 200,000 replacement warrants were issued at an exercise price of $0.60. The outstanding warrants originally permitted the holders to acquire shares of common stock at an exercise price of $0.96. After considering needs for working capital, the Company negotiated with the warrant holders to permit exercise of the warrants at an exercise price of $0.20 per share.

Also during October 2002, the Company realized $16 in proceeds from issuance of 53,207 shares of common stock pursuant to employee purchases of shares under the Employee Stock Purchase Plan.

In November 2002, the Company authorized issuance of 861,080 shares of its common stock to certain of it employees as a stock bonus. The Company expensed the issuance of $189 based on the fair value of the shares on the date of the grant. In January 2003, the Company granted employees 4 shares of its common stock for each dollar of delinquent payroll that was accrued but not paid timely.

In December 2002, the Company issued 1,200,000 shares of its common stock to a former employee in settlement of a dispute regarding contract termination, of which 400,000 shares of common stock have been assigned to his attorney. This fully satisfies, subject to certain registration rights, an obligation recognized in the third quarter of 2002 in this matter for $469 related to an October 17, 2002, Court of Common Pleas of Montgomery County, Pennsylvania judgment.

All of the securities issued in the preceding transactions were sold in reliance upon Rule 506 of Regulation D involving only accredited investors.

7.    Stock Options and Warrants

Long-Term Incentive Plans

During 2000, the Stockholders of the Company approved the 2000 Incentive Stock Option Plan (the "2000 Plan"). This plan has replaced the 1992 Long-Term Incentive Plan (the "1992 Plan") under which no further options will be issued. Significant provisions of the 2000 Plan include: reserving 15% of the outstanding shares for awards that may be outstanding at any one time, authorizing restricted stock, deferred stock, stock appreciation rights, performance awards settleable in cash or stock, and other types of awards based on stock or factors influencing the value of stock; adding provisions so that options and other performance-based awards will qualify for tax deductions; and, specifying obligations relating to non-competition and proprietary information that may be imposed on optionees.

Options outstanding under the Long-Term Incentive Plan and the 2000 Plan have been granted to Officers, Directors, Employees, and others and expire between May 2003 and July 2012. All options were granted at or above the fair market value on the grant date. Transactions under this Plan were as follows:

                                                                             Shares              Weighted Average
                                                                                                   Exercise Price
                                                                      ----------------------------------------------

     Outstanding at December 31, 1999                                        2,164,671                 $ 2.19
     Canceled or expired                                                      (165,499)                  2.75
     Granted                                                                   807,000                   3.58
     Exercised                                                                (309,347)                  2.58

     Outstanding at December 31, 2000                                        2,496,825                 $ 2.59
     Canceled or expired                                                      (687,500)                  2.91
     Granted                                                                 2,169,232                   1.03
     Exercised                                                                       -                      -

     Outstanding at December 31, 2001                                        3,978,557                 $ 1.69
     Canceled or expired                                                      (458,008)                  2.60
     Granted                                                                   212,500                   0.73
     Exercised                                                                  (5,992)                  1.03

     Outstanding at December 31, 2002                                        3,727,057                  $1.63



                                 -----------------------------------------------------------------------------
                                                               Exercise Price            Weighted Average
                                        Options               Range Per Share             Exercise Price
                                 -----------------------------------------------------------------------------
     Exercisable at year-end

     2000                              1,143,381               $1.16 to $9.13                 $ 2.66
     2001                              2,104,027               $0.72 to $6.00                 $ 1.79
     2002                              2,933,875               $0.39 to $6.00                 $ 1.66

The following table summarizes information about stock options outstanding at December 31, 2002:

                                                                Ranges                                 Total
                                        --------------------------------------------------------------------------
Range of exercise prices                  $0.39 to $1.16     $1.35 to $2.25      $2.35 to $6.00     $0.72 to $6.00
                                        --------------------------------------------------------------------------
Options outstanding                          2,034,232           892,750              800,075         3,727,057
Weighted average remaining
contractual life (years)                           5.8               4.4                  4.7               5.3
Weighted average exercise price                  $0.98             $1.71                $3.21             $1.63
Exercisable                                  1,583,644           625,719              724,512         2,933,875
Weighted average exercise price                  $0.97             $1.68                $3.16             $1.66


Warrants

Warrants outstanding have been granted to Officers, Directors, Stockholders and others to purchase common stock at prices ranging from $0.30 to $5.04 per share and expiring between March 2003 and March 2012. All warrants were granted at or above the fair market value on the grant date. Transactions under the plan were as follows:

                                                    ----------------------------------------------------
                                                                                   Weighted Average
                                                              Shares                Exercise Price
                                                    ----------------------------------------------------

Outstanding at December 31, 1999                              9,529,436                  $ 2.58
Canceled or expired                                            (470,377)                   1.74
Granted                                                         524,122                    3.08
Exercised                                                   (2,938,501)                    2.04
                                                    ----------------------------------------------------

Outstanding at December 31, 2000                              6,644,680                  $ 2.94
Canceled or expired                                            (863,368)                   3.91
Granted                                                       8,708,437                    1.09
Exercised                                                       (56,666)                   0.00
                                                    ----------------------------------------------------

Outstanding at December 31, 2001                             14,433,083                  $ 1.75
Canceled or expired                                            (917,132)                   1.03
Granted                                                       4,275,224                    0.57
Exercised                                                    (2,693,307)                   0.46
                                                    ----------------------------------------------------

Outstanding at December 31, 2002                             15,097,868                  $ 1.34


                                 ------------------------------------------------------------------------------
                                                                Exercise Price            Weighted Average
                                     Warrant Shares             Range Per Share            Exercise Price
                                 ------------------------------------------------------------------------------

Exercisable at year-end
2000                                     5,713,757             $1.16 to $5.04                    $3.02
2001                                    12,922,971             $0.40 to $5.04                    $1.75
2002                                    13,960,095             $0.30 to $5.04                    $1.30


During 2002, 160,000 warrants were issued to non-employees for certain consulting services. The Company established fair value of the warrants issued using the measurement criteria at the date of grant, as outlined below.

     Assumptions used:
     Life of warrants:                           3-10 years
     Volatility:                                 1.21
     Vesting period:                             Immediate except in cases
                                                 of performance service levels
     Fair value of stock at date of grant:       $0.89
     Expected dividend yield:                    0%
     Fair value of warrant:                      $0.24


The following table summarizes information about common stock warrants outstanding at December 31, 2002:

                                                                Ranges                                Total
                                        ---------------------------------------------------------------------------
Range of exercise prices                   $0.30 to $1.25     1.31 to $2.25     $2.38 to $5.04      $0.30 to $5.04
                                        ---------------------------------------------------------------------------
Outstanding                                     9,521,959         3,488,829          2,087,080          15,097,868
Weighted average remaining                            3.8               3.7                3.8                 3.8
 contractual life (years)
Weighted average exercise price                     $0.81             $1.71              $3.13               $1.34
Exercisable                                     8,967,609         3,095,079          1,897,407          13,960,095
Weighted average exercise price                     $0.80             $1.65              $3.12               $1.30

The Company estimates the fair value of each common stock option and warrant to purchase common stock at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2002, 2001 and 2000 respectively: no dividends paid for all years; expected volatility of 1.21% all periods; risk-free interest rates range from 2.4% to 5.1%, expected lives range from 1.00 to 10.00 years.

Utilizing the above assumptions, the weighted average fair market value of employee stock options granted are as follows:

                                            Year Ended December 31
                                     -------------------------------------
                                      2002            2001           2000
                                      ----            ----           ----
       Stock options                 $0.38          $ 0.72         $ 3.19


During 2002, there were a total of 218,350 common stock options and warrants with exercise prices ranging from $0.39 to $0.83 per share granted to Employees and Directors of the Company. The exercise prices of these options and warrants equaled the fair market value or more of the common stock at the time of such grants. Additionally, 4,115,224 warrants were issued related to investors, as described in Note 6, to 2002 debt and equity offerings.

In accordance with SFAS 123, the estimated fair value of the Company's options and warrants should be amortized over the vesting period. Had this expense been charged to operations, the Company's pro-forma net loss and net loss per common share would have been as follows:


                                                    Year Ended December 31
                                        2002                  2001                 2000
                                ---------------------------------------------------------------
Net loss
  As reported                        $ (6,001)             $ (10,434)            $ (10,682)
  Pro forma                          $ (7,448)             $ (11,946)            $ (11,235)
Net loss applicable to
  common shares
As reported                           $ (0.13)               $ (0.28)              $  (.42)
Pro forma                             $ (0.16)               $ (0.32)              $  (.44)


 Options to Directors and Officers

Included in the options and warrants granted above are the following:

During 2002, 213,350 options and warrants of the Company's common stock were granted to certain Officers and Directors of the Company for services. These options were issued at or above the fair market value of the common stock on the grant date at a weighted average exercise price of $0.75 per share, expiring no later than February 2012. As of December 31, 2002, none of these options or warrants were exercised.

During 2001, 2,448,232 options and warrants of the Company's common stock were granted to certain Officers and Directors of the Company for services. These options were issued at or above the fair market value of the common stock on the grant date at a weighted average exercise price of $0.99 per share, expiring no later than January 2011. As of December 31, 2002, none of these options or warrants were exercised.

During 2000, 117,500 options of the Company's common stock were granted to certain Officers and Directors of the Company for services. These options were issued at or above the fair market value of the common stock on the grant date at an exercise price of $3.16 per share, expiring on January 3, 2010. As of December 31, 2002, none of these options was exercised.

Shares reserved for future issuance of common stock approximate 19,800,000 as of December 31, 2002.

8.    Contingencies

In June 2000, the Company entered into a contract with a software vendor to incorporate a component of that vendor's software into SEDONA's Intarsia(TM). By April 2001, management determined that the project had become infeasible due to the lack of support by the vendor and its unwillingness to meet certain contract commitments. The Company notified the vendor of its concerns on several occasions and ultimately delivered a notice of breach to the vendor, as required for the termination of the underlying contract. As the vendor failed to respond or cure the breach within the time permitted under the agreement, the Company considers the contract to be terminated in accordance with its terms and has concluded that it is not appropriate to continue to accrue certain minimum payments under the contract. Should the dispute end unfavorably, it would result in minimum royalty payments of $1,350 and $1,500 in 2002 and 2003, respectively.

On October 17, 2002, the Court of Common Pleas of Montgomery County, Pennsylvania, rendered a judgment for a former employee for $361 plus interest for a total amount of $469, which was recorded during the quarter ended September 30, 2002. This suit had originally been commenced in March 1998 for alleged termination of contract. In December 2002, a settlement was reached wherein the judgment would be satisfied by the issuance of

1,200,000 shares of the Company's common stock, and certain related registration rights. The aggregate charge to the Company was $276, and resulted in a reduction of $193 to the previously recorded charge. This reduction was recorded in the 4th quarter 2002.

9.   Related Party Transactions

The Company incurred consulting and commission expenses, and out-of-pocket expenses of $75, $245, and $42, for the years ended December 31, 2002, 2001, and 2000, respectively, to certain of its Directors and to an organization whose president is a Director of the Company.

10.  Profit Sharing Plan

Starting in fiscal year 1999, a 401(k) Plan was made available to all eligible SEDONA employees, but there were no contribution matches by the Company.

During 2001, the plan was modified to allow the Board of Directors to consider, on an annual basis, a discretionary match for the Plan participants in the form of Company stock at a rate of up to 50% of employee contribution but not in excess of 3% of employee base compensation. At the February 2002 Board meeting, a decision was made to make such a match with regards to the 2001 contributions, which match was valued at $97 and resulted in the issuance of 122,852 shares to participants, valued at the year end closing price of $0.79.

11.  Commitments

The Company has employment agreements with certain key employees, which expired at various dates through 2002. The agreements have automatic renewal provisions, which allow the contracts to continue from year-to-year until either party gives notice to the other, at least three month prior to expiration. The agreements provide for minimum salary levels, plus any additional compensation as directed by the Board of Directors.

The Company leases certain office equipment under various noncancelable operating and capital lease arrangements, which expire from 2002 to 2004. In August 2000, the Company entered into a long-term operating lease agreement commencing in October 2000, for office space in King of Prussia, Pennsylvania. The lease was terminated in December 2002. The Company entered into a new lease for its corporate headquarters in December 2002, which commenced January 1, 2003 for a three-year term. In April 2000, the Company entered into a long-term operating lease agreement in Bloomington, Minnesota. Future minimum lease payments under these lease obligations consist of the following:

           2003                                           $206
           2004                                            $77
           2005                                            $77
           2006                                              -
           2007                                              -
           Thereafter                                        -
                                                      --------
           Total minimum lease payments                   $360
                                                      ========

Rent expense for 2002 was $815 which includes a $42 charge associated with the sublease of the Minnesota facility and a charge of $134 associated with the termination of the Company's former office space in King of Prussia, Pennsylvania as fully described in Item 2 - Description of Property, above. Rent expense for 2001 was $673.

Future minimum lease payments under capital lease obligations consist of the following:

                           Year ending December 31:                   Capital
           --------------------------------------------------------------------
           2003                                                          $63
           2004                                                           13
           2005                                                            -
           2006                                                            -
                                                                     --------
                                                                     --------
           Total minimum lease payments                                  $76
           Less amount representing interest                              (9)
                                                                     --------
                                                                     --------
           Present value of net minimum capital lease payments           $67
                                                                     ========


12.  Other Accrued Liabilities

Other accrued liabilities comprise the following:

                   Year ending December 31:                   2002        2001
   ----------------------------------------------------------------------------
   Accrued payroll, benefits and severance                 $   533     $   158
   Accrued rent                                                281          32
   Accrued fees to Directors for professional services         199           -
   Note payable, general insurance                             213         257
                                                          --------     -------
   Total                                                  $  1,226     $   447

Included in accrued rent is November and December 2002 rent of $102, a lease loss accrual of $134 related to the early termination of the Company's King of Prussia leased facility, and a $42 lease liability associated with the sublease of the Company's Minnesota facility.

Included in accrued payroll, benefits and severance is $ 395 related to certain employees who were terminated before December 31, 2002, but who were given severance packages. This amount will be paid through September 2003.

13.  Income Taxes

No provision for federal and state income taxes has been recorded as the Company has incurred net operating losses for the years ended December 31, 2002, 2001 and 2000.

At December 31, 2002 and 2001 the Company had a recorded deferred tax asset of $20.8 million and $19.7 million, respectively, which primarily related to net operating loss carryforwards for federal and state income tax purposes and certain other reserves. The Company provided valuation allowances for the full amount of the deferred tax assets as the Company believes sufficient uncertainty exists regarding its realization.

At December 31, 2002 and 2001, the Company had approximately $54.3 million and $50.5 million, respectively, in federal net operating loss carryforwards that expire in various years beginning in 2002 through 2021. Additionally, the Company has approximately $36.6 million and $26.2 million, respectively, of state net operating loss carryforwards that expire in various years beginning in 2005 through 2010.

The timing and manner in which the Company will utilize the net operating loss carryforwards in any year, or in total, may be limited by the provision of the Internal Revenue Service Code section 382. Such limitation may have an impact on the ultimate realization and timing of this net operating loss carryforwards.

14.  Supplemental Disclosures of Cash Flow Information

                                                                          Year Ended December 31
                                                                        2002            2001            2000
                                                                       ---------------------------------------
   Cash paid during the year for interest                                $45             $ 2            $ 27
   Cash expenses incurred relative to issuance of stock                  130             215             405
   Conversion of preferred stock dividends and debenture                   -              49             139
   interest into common stock
   Conversion of preferred stock /debenture to common stock              399           2,196           1,499
   Fixed asset purchases through assumption of capital                     -              75              65
   lease obligation

15.  Major Customer Transactions

As of December 2002, SEDONA sold its existing customer base to Fiserv Customer Contact Solutions, allowing the Company to focus on its end user indirect business model and providing users of Intarsia with Fiserv's resources to support and grow the Intarsia product line.

Two alliance partners accounted for fifty-two percent of sales in 2002. No single customer accounted for more than 10% of sales in 2001.

16.  2000 CIMS Purchase

In April 2000, the Company consummated a transaction to purchase the Customer Information Management Systems (CIMS) business unit of Acxiom Corporation for total potential consideration of $4,350, $1,300 (with face value of $1,500) of which was paid in preferred stock, $1,000 of which will be paid by the third anniversary of the transaction, and the remainder of $1,500 will be paid contingent on the future performance of the business unit acquired. The additional costs will be amortized over the remaining life of the original capitalized software acquired, which had an original life of 3 years. In addition, 247,934 five-year warrants valued at $550 with an exercise price of $3.025 per share were issued in connection with this transaction. The series H preferred stock issued as part of the transaction yields 8% and is convertible (based on the fair market value of the Company's stock) into common stock at the Company's option for the first 33 months of the 36-month life.

In the third quarter of 2001, the Company wrote off $1.2 million of the purchased software acquired in the CIMS acquisition.

17.  Subsequent Events

In January 2003, three of the Company's Directors agreed to convert certain of their cash obligations from the Company, which are included in accrued expenses and other current liabilities in the December 31, 2002 Consolidated Balance Sheet, to be paid in Company Stock. In total, an aggregate of up to 1,320,854 shares may be issued in this regard for $211 in obligations.

In January 2003, the Company executed an agreement that pledged all of the Company assets as collateral for the Company's convertible debt obligations to Mr. Vey that were issued in the 4th quarter 2002 and the 1st quarter 2003 (see
Note 5 - Convertible Debentures). In addition, the Company intends to provide a secondary collateral lien of the Company's assets in favor of the Company's former Chairman as collateral for the Company's outstanding loan of $148.

                               [INSERT PAGE ONLY]

                       SEDONA CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                 (In thousands, Except Share and Per Share Data)


                                                                                (Unaudited)
                                                                                September 30,
                                                                                    2003
                                                                                -------------
Assets
Current assets:
   Cash and cash equivalents                                                    $         45
   Accounts receivable, net of allowance for doubtful accounts of $13                    108
   Accounts receivable, related party                                                    500
   Prepaid expenses and other current assets                                              65
                                                                                ------------
Total current assets                                                                     718
   Property and equipment, net of accumulated depreciation and                           115
   amortization
   Software development costs, net of accumulated amortization of $3,392                 491
 Other                                                                                    28
                                                                                ------------
Total non-current assets                                                                 634
                                                                                ------------
Total assets                                                                    $      1,352
                                                                                ============

Liabilities and stockholders' equity
Current liabilities:
  Accounts payable                                                              $        541
  Accrued expenses and other current liabilities                                         255
  Deferred revenue                                                                       321
  Note payable to related party                                                           86
  Short-term debt- debentures                                                          1,390
  Current maturities of long-term debt                                                    26
                                                                                ------------
Total current liabilities                                                              2,619

Long-term debt, less current maturities                                                  953
Interest payable                                                                          27
                                                                                ------------
Total long-term liabilities                                                              980
                                                                                ------------
Total liabilities                                                                      3,599

Stockholders' equity/(deficit)
Class A convertible preferred stock
  Authorized shares - 1,000,000 (liquidation preference $3,280)
  Series A, par value $2.00, Issued and outstanding 500,000 shares                     1,000
  Series F, par value $2.00, Issued and outstanding shares - 780                           2
  Series H, par value $2.00, Issued and outstanding shares - 1,500                         3
Common stock, par value $0.001
  Authorized shares -125,000,000, Issued and outstanding shares - 56,247,466              56
  Additional paid-in-capital                                                          59,652
  Accumulated deficit                                                                (62,960)
                                                                                ------------
Total stockholders' equity/(deficit)                                                  (2,247)
                                                                                ------------
Total liabilities and stockholders' equity/(deficit)                            $      1,352
                                                                                ============

See accompanying notes.

                       SEDONA CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In Thousands, except share and per share data)
                                   (Unaudited)


                                                                 Three Months Ended                Nine Months Ended
                                                                    September 30,                     September 30,
                                                            ----------------------------------------------------------------
                                                                 2003          2002               2003           2002
                                                            ----------------------------------------------------------------
Revenues:
 Product licenses (including related party fees of $475      $        555    $       32         $      948     $      754
 in the three months and nine months ended
 September 30, 2003)
 Services                                                              67           484                439          1,255
                                                            ----------------------------------------------------------------
Total revenues                                                        622           516              1,387          2,009
Cost of revenues
  Product licenses                                                    187           282                558            928
  Services                                                             23            92                 91            335
                                                            ----------------------------------------------------------------
Total cost of revenues                                                210           374                649          1,263
                                                            ----------------------------------------------------------------
Gross profit                                                          412           142                738            746
Expenses:
  General and administrative                                          573           808              1,542          2,748
  Sales and marketing                                                 114           242                262            985
  Research and development                                            228           317                631            960
     Reserve for litigation                                             -           469                  -            469
                                                            ----------------------------------------------------------------
Total operating expenses                                              915         1,836              2,435          5,162
                                                            ----------------------------------------------------------------
Loss from operations                                                 (503)       (1,694)            (1,697)        (4,416)
Other  expenses:
  Debenture interest expense                                         (358)           --               (938)             -
  Interest expense                                                    (56)           (9)              (137)           (46)
                                                            ----------------------------------------------------------------
Total other (expense)                                                (414)           (9)            (1,075)           (46)
                                                            ----------------------------------------------------------------
Loss from operations before provision for income taxes               (917)       (1,703)            (2,772)        (4,462)
Income taxes                                                            -             -                  -              -
                                                            ----------------------------------------------------------------
Net loss                                                             (917)       (1,703)            (2,772)        (4,462)
Preferred stock dividends                                             (76)          (76)              (227)          (227)
                                                            ----------------------------------------------------------------
Net loss applicable to common stockholders                    $      (993)   $   (1,779)        $   (2,999)    $   (4,689)
                                                            ================================================================

Basic and diluted net loss per share applicable to common
shares                                                        $     (0.02)   $    (0.04)        $    (0.06)    $    (0.10)
                                                            ================================================================

Basic and diluted weighted average common shares outstanding   55,329,012    47,600,831         53,852,859     46,086,565
                                                            ================================================================

See accompanying notes.

                       SEDONA CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                 (In thousands, except share and per share data)
                                   (Unaudited)


                                                                            Nine Months Ended
                                                                              September 30,
                                                                     ---------------------------------
Operating activities                                                       2003            2002
                                                                     ---------------------------------
Net loss from operations                                             $    (2,772)     $    (4,462)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation                                                               137              220
  Gain on the sale of property and equipment                                  (4)               -
  Software amortization                                                      558              896
  Accretion of discount on convertible note                                  938                -
       Option and warrant based compensation                                  23                -
       Charge for employer 401(k) stock contribution                          82               97
Changes in operating assets and liabilities:
  Accounts receivable                                                       (555)             197
  Decrease in restricted cash                                                238                -
  Prepaid expenses and other current assets                                  121              131
  Other non-current assets                                                   (21)              (2)
  Accounts payable and accrued expenses                                   (1,223)            (494)
  Deferred revenue and other                                                 (73)             226
     Legal contingency                                                          -             469
                                                                      --------------------------------
Net cash used in operating activities                                     (2,551)          (2,722)

Investing activities
Purchase of property and equipment                                           (21)               -
Proceeds from the sale of property and equipment                              11                -
                                                                     ---------------------------------
Net cash used in investing activities                                        (10)               -

Financing activities
Issuance of convertible note                                               1,765                -
Repayments of long-term obligations                                          (43)             (44)
Payments on redemption of debenture                                            -             (399)
Proceeds from the issuance of common stock, net                              756            1,927
Proceeds from exercise of common stock warrants, net                         190            1,206
Repayment of note payable-related party                                      (62)               -
                                                                     ---------------------------------
Net cash provided by financing activities                                  2,606            2,690
                                                                     ---------------------------------
Net increase (decrease) in cash and cash equivalents                          45              (32)
Cash and cash equivalents, beginning of period                                 -              103
                                                                     ---------------------------------
Cash and cash equivalents, end of period                             $        45      $        71
                                                                     =================================
See accompanying notes.


                       SEDONA CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
         As of and for the nine-months ended September 30, 2003 and 2002
                 (In thousands, except share and per share data)
                                   (Unaudited)


Note #1:  General

The accompanying consolidated financial statements are unaudited and include the accounts of SEDONA Corporation and subsidiaries (the "Company"). All significant intercompany transactions and balances have been eliminated.

The consolidated financial statements included herein for the nine months ended September 30, 2003 and 2002 are unaudited. In the opinion of Management, all adjustments (consisting of normal recurring accruals) have been made which are necessary to present fairly the financial position of the Company in accordance with accounting principles generally accepted in the United States. The results of operations experienced for the nine month period ended September 30, 2003 are not necessarily indicative of the results to be experienced for the year ended December 31, 2003.

The Company believes that it will need to generate funds from operations and additional sales of securities to meet the Company's working capital requirements over the period through the third quarter of 2004. In addition to the loss of ($2,772) realized during the nine month period ended September 30, 2003, which continued through December 31, 2003, the Company incurred substantial losses from operations of approximately ($6,001) and ($10,434) during the years ended December 31, 2002 and 2001, respectively. If additional financing is required in the period through the third quarter of 2004, such funding may not be readily available. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company's plans include expanding the sale and acceptance of its current and future strategic alliance partnerships; targeting new application solutions; and seeking additional debt or equity financing in addition to aggressive cost containment measures.

The statements and related notes have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted pursuant to such rules and regulations. The accompanying notes should therefore be read in conjunction with the Company's December 31, 2002 annual financial statements on Form 10-K and Form 10K/A filed April 15 and April 16, 2003, respectively, as well as the Company's Forms 10-Q, filed May 13, 2003, August 18, 2003 with amendment filed October 3, 2003. Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations to account for its stock option plans. The Company grants options for common stock at an option price equal to the fair market value of the stock at the date of grant. Accordingly, the Company does not record stock-based compensation expense for these options. The Company's stock option plans are more fully described in the Company's fiscal 2002 Annual Report on Form 10-K.

                       SEDONA CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)
                                   (Unaudited)


The following table illustrates the effect on net earnings, net earnings per basic common share and net earnings per diluted common share, as if compensation cost for all options had been determined based on the fair market value recognition provision of a Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation":

                                                                     Nine months ended September 30,
                                                                         2003                2002
                                                                    ---------------------------------
Net income/loss applicable to common stockholders                   $   (2,999)          $   (4,689)
Deduct:  Total stock-based employee expense
  determined under the fair value based method
  for all awards, net of related tax benefits                             (707)              (1,155)
                                                                    ---------------------------------
Pro-forma net income/loss                                           $   (3,706)          $   (5,844)
applicable to common stockholders
                                                                    =================================
Diluted earnings per common share                                   $    (0.06)          $    (0.10)
Pro-forma diluted earnings per common share                         $    (0.07)          $    (0.13)

Note #2:  Restricted Cash

In December 2002, the Company negotiated a cancellation of its executive office lease for facilities at 455 South Gulph Road, Suite 300, King of Prussia, PA 19406 and entered into a new lease for smaller space at 1003 West Ninth Avenue, Second Floor, King of Prussia, PA 19406. In January 2003 the Company paid $104 of accrued rent and a $134 termination charge from restricted cash to settle the obligation at its former leased facility. The balance of restricted cash at September 30, 2003 is $0.

Note #3:  Property and Equipment

Property and equipment consists of:

                                                                      September 30,
                                                                          2003
                                                                      -------------
Machinery and equipment                                               $      1,006
Equipment under capital lease                                                  203
Furniture and fixtures                                                         155
Leasehold improvements                                                          77
Purchased software for internal use                                            193
                                                                      -------------
                                                                             1,634
Less accumulated depreciation and amortization                              (1,519)
                                                                      -------------
                                                                       $       115
                                                                      =============

                       SEDONA CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)
                                   (Unaudited)


Note #4:  Stockholders' Equity and Other Financing Activities

During the first quarter of 2003, there were a total of 305,000 common stock options with exercise prices ranging from $0.17 to $0.24 granted to Directors of the Company.

During January 2003 an agreement was reached with certain Directors of the Company to satisfy a $211 liability for previously rendered services with 1,320,854 shares of common stock, of which 568,906 were issued as of September 30, 2003. Also during January 2003, the Company issued 37,500 shares of common stock to a vendor in lieu of a $6 cash payment.

In January 2003, the Company issued an 8% convertible debenture to Mr. David R. Vey and received proceeds of $120. The debenture matures on January 5, 2004 and is convertible at any time at the option of the holder into 2,000,000 share of common stock until that date. Also during January 2003, the Company received $700 in exchange for the Company's issuance of a $100 convertible debenture and a $600 promissory note, each bearing interest at a rate of 7%, and which both mature on January 15, 2004. The Company may extend the maturity of each instrument for up to three additional years subject to required pay downs. The convertible debenture can be converted at the option of the holder into 10,000,000 shares of common stock. Additionally, in March 2003, the Company received an additional $500 from Mr. Vey in exchange for a $400 promissory note and a $100 convertible debenture maturing in March 2004, bearing interest at a rate of 7%, subject to the Company's option to extend for three additional years by making required pay downs. The March 2003 convertible debenture is convertible at the option of the holder into 10,000,000 shares of common stock.

The Company has accounted for the value of the conversion feature of these instruments, which was limited to the amount of aggregate proceeds received of $1,320, as additional paid in capital and debt discount. This amount will be accreted over the life of the notes as additional interest expense.

In addition the Company issued to a third party as a finder's fee in lieu of cash fees, 1,610,000 warrants at a price of $0.40 per share for the above equity transactions and repriced a prior warrant to purchase 150,000 shares from $1.50 per share to $0.10 per share.

In March 2003, the Company received $9 proceeds from the exercise of 90,000 warrants at $0.10 per share.

During the first quarter of 2003 the Company issued 134,461 shares of common stock to third parties for services rendered in the amount of $25; 107,369 of these shares were issued to a Director of the Company.

During the second quarter of 2003 the Company issued 198,836 shares of common stock to third parties for services rendered in the amount of $51; 53,770 of these shares were issued to a Director of the Company who retired in July 2003.

                       SEDONA CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)
                                   (Unaudited)


Also during the second quarter of 2003, the Company recognized $181 from the exercise of 560,000 common stock warrants.

During the second quarter of 2003, the Company issued common stock pursuant to an Employee 401(k) Plan, whereby certain contributions are matched by the Company in Company common stock valued at $82, resulting in the issuance of 514,713 shares of common stock.

In June 2003, the Company entered into an agreement with Mr. David Vey to issue 462,962 shares of its common stock and to issue 125,000 common stock warrants in exchange for $125. This agreement was modified in September 2003 to change the transaction from the issuance of equity securities to debt. The Company entered into a $125 convertible debenture with Mr. Vey that bears interest at 8% per annum and is due July 10, 2004. The debenture is convertible at the option of the holder at any time into 446,429 shares of common stock.

In July 2003, the Company entered into a $160 convertible debenture with Mr. David Vey that bears interest at 8% per annum and is due July 31, 2004. The debenture is convertible at the option of the holder at any time into 640,000 shares of common stock.

In August 2003, the Company issued 1,250,000 shares of its common stock in a private placement and issued two-year warrants to purchase 625,000 shares of its common stock at an exercise price of $0.35 per share to investors for an aggregate purchase price of $250.

In September 2003, the Company also entered into a $160 convertible debenture with Mr. David Vey that bears interest at 8% per annum and is due September 25, 2004. The debenture is convertible at the option of the holder at any time into 888,889 shares of common stock.

During the third quarter of 2003 the Company issued 248,229 shares of its common stock to third parties for services rendered in the amount of $55. The Company also issued 591,676 shares of its common stock in lieu of $158 in fees related to the litigation entered into by the Company as fully explained in Note 12.

Subsequent to September 30, 2003, the Company issued an additional 85,729 shares of its common stock to third parties for services rendered in the amount of $15. The Company also issued 155,277 shares of its common stock in lieu of $28 in fees related to the litigation entered into by the Company as fully explained in
Note 12.

All of the securities issued in the preceding transactions were sold in reliance upon Rule 506 of Regulation D involving only accredited investors.

The Company ceased to declare preferred stock dividends as of January 1, 2001 on the outstanding series of its Class A Convertible Preferred Stock. Cumulative but undeclared dividends at September 30, 2003 equaled $961 or $1.91 per share. To the extent such dividends are declared and paid they will then be reflected appropriately in the Company's financial statements.

                       SEDONA CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)
                                   (Unaudited)


Note #5:  Major Customers

Revenues generated from five major alliance partners in the quarter ended September 30, 2003 accounted for 96% of total revenues.

Note # 6:  Alliance Agreements

In January 2003, SEDONA announced that American International Technology Enterprises, Inc. (AITE), a member company of American International Group, Inc. had signed an agreement to resell SEDONA's CRM solution.

In February 2003, SEDONA announced that Connecticut Online Computer Center, Inc.
(COCC) had licensed SEDONA's Intarsia application software solution. Consistent with its other partner alliances, under the agreement, COCC paid an initial fee for the software license and SEDONA will be paid a royalty fee for every sale of its technology whether as a component of its total solution or as a standalone offering. SEDONA also collects additional royalties for every customer order maintenance contract using its technology, as a component of its partner's total solution or as a standalone offering.

In August 2003, SEDONA announced that it had signed an agreement to resell Intarsia with WorldNet Consulting, S.A. The agreement provides WorldNet with the exclusive rights to market, sell and distribute Intarsia in Spain and Portugal. The agreement marks the first international distribution for SEDONA and provides the Company with an opportunity to expand its market share into the European market.

Also in August 2003, the Company announced it had signed an agreement with Pinkerton Computer Consultants, Inc. to resell Intarsia to the property and casualty insurance market. The agreement with Pinkerton is the second significant reseller agreement, targeting the insurance market, signed by the Company this year. The first agreement was signed in January of 2003, the Company announced that American International Technology Enterprises, Inc.
(AITE), a member company of American International Group (AIG).

In September 2003, the Company announced it had signed a licensing agreement with ACEncrypt Solutions, LLC. The agreement gives ACEncrypt Solutions a perpetual, non-exclusive license for Intarsia in the financial services market, including community and regional banks, credit unions and insurance companies. ACEncrypt was also granted by SEDONA, a two- year exclusive license for development of derivative products from Intarsia for the healthcare market, to assist healthcare providers in securing and managing digital patient information. This transaction is a related party transaction as discussed in
Note 7 to these financial statements.

Note #7:  Related Party Transactions

In September 2003, the Company sold a licensing agreement to ACEncrypt Solutions, LLC. The President of ACEncrypt Solutions LLC, Victoria Looney, is a member of the Board of Directors of SEDONA Corporation. David R. Vey, Chairman of the Board of Directors of SEDONA Corporation also has a financial interest in ACEncrypt Solutions. The total fee for the license agreement is $1,000, which includes delivery of the current version of Intarsia plus the cost of other contract defined milestones related to the development of derivative products for the healthcare market. The Company has recognized $475 of revenue from this transaction in the third quarter of 2003 related to sale of Intarsia, the balance of the contract has been deferred until delivery of the remaining milestones in accordance with SOP 97-2. At September 30, 2003 accounts receivable reflects $500 related to this transaction, and the balance is due in monthly installments of $100 starting from the effective date of the agreement.

                       SEDONA CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)
                                   (Unaudited)


In March 2002, the Company entered into an agreement to purchase substantially all of the assets of Lead Factory, Inc. for a combination of stock warrants and cash. The Company's Chief Marketing Officer, Alyssa Dver, founded Lead Factory. The terms of the sale included issuance of 100,000, ten-year warrants, at an exercise price of $0.72 per share upon the signing of the agreement. The Company also accrued $50 in royalties earned under the terms of this agreement during the third quarter of 2003. Lead Factory, a Boston-based company which designs, builds, and markets computer software and services to aid sales and marketing persons with customer prospecting, initially became a partner in 2000 when the Company acquired a 10% equity interest, which interest the Company has subsequently fully reserved. This purchase agreement supercedes all earlier agreements with Lead Factory.

Note #8:  Supplemental Disclosures of Cash Flow Information

                                                                         Nine months ended September 30
                                                                     ----------------------------------------
                                                                               2003               2002
                                                                     -----------------      -----------------
Cash paid during period for interest                                          $  13                $   34
                                                                     =================      =================
Conversion of Director liability to equity                                    $ 211                $    -
                                                                     =================      =================
Cash expenses incurred relative to new equity                                 $   -                $  130
                                                                     =================      =================
Conversion of debenture and preferred stock to common stock                   $   -                $  400
                                                                     -----------------      -----------------

Note #9:  Contingencies

In June 2000, the Company entered into a contract with a software vendor to incorporate a component of that vendor's software into SEDONA's Intarsia(TM). By April 2001, Management determined that the project had become infeasible due to the lack of support by the vendor and the vendor's unwillingness to meet certain contract commitments. The Company notified the vendor of its concerns on several occasions and ultimately delivered a notice of breach to the vendor, as required for the termination of the underlying contract. As the vendor failed to respond or cure the breach within the time permitted under the agreement, the Company considers the contract to be terminated in accordance with its terms and has concluded that it is not appropriate to continue to accrue certain minimum royalty payments under the contract. Should the dispute end unfavorably, it would result in minimum royalty payments of $2,850 owed to the software vendor.

Note #10:  Recent Accounting Developments

Effective January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). SFAS 143 addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and normal operation of a long-lived asset. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and subsequently allocated to expense over the asset's useful life. Adoption of SFAS No. 143 had no effect on the Company's consolidated financial position, consolidated results of operations, or liquidity.

Effective January 1, 2003, the Company adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"). SFAS No. 146 addresses the accounting for costs associated with disposal activities covered by SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," and with exit and restructuring activities previously covered by Emerging Issues Task Force ("EITF") Issue No. 94-3,

                       SEDONA CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
                 (In thousands, except share and per share data)
                                   (Unaudited)


"Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity." SFAS No. 146 supercedes EITF No. 94-3 in its entirety and requires that a liability for all costs be recognized when the liability is incurred. SFAS No. 146 also establishes a fair value objective for initial measurement of the liability. SFAS No. 146 will be applied prospectively to exit or disposal activities initiated after December 31, 2002.

Effective July 1, 2003, the Company adopted SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 addresses the standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity that have been presented either entirely as equity or between the liabilities section and equity section of the statement of financial position. Adoption of SFAS No. 150 had no effect on the Company's financial statement presentation for the quarter ended September 30, 2003.

Note #11:  CIMS Transaction

In April 2000, the Company consummated a transaction to purchase the Customer Information Management Systems (CIMS) business unit of Acxiom Corporation for total potential consideration of up to $4,350. $550 in five-year warrants were issued, $1,300 (with face value of $1,500) was paid in preferred stock, a minimum of $1,000 due in October 2003 (the "Required Payment"), or earlier, if certain performance hurdles were met, and the remaining $1,500 will be paid contingent on performance of the business unit acquired (the "Contingent Payment"). Through June 30, 2003, the Company had paid approximately $50 related to the Required Payment. There is no contingent payment due. The performance period for both the Required Payment and the Contingent Payment expired in April 2003. In November 2003, the Company has restructured the agreement with Acxiom. The Company has issued a promissory note for the $953 required payment, at an interest rate of 8% per annum. All unpaid principal and interest are due no later than May 26, 2006. The restructured terms also include: 1.) Extension of the conversion date of the Series H Preferred Stock by thirty-six months, until April 1, 2006; 2.) Payment of trade payables due totaling $132, which are accrued net of credit due back to the Company of $78; and 3.) Agreement to provide $262 worth of services to Acxiom, if requested by Acxiom. Company Management believes that there is a remote possibility of having to provide any future services related to this agreement.

Note #12:  Litigation

On May 5, 2003, the Company filed a civil action lawsuit against numerous defendants in the United States District Court for the Southern District of New York. The Company seeks damages from the defendants named, and other defendants yet to be named, in the complaint for allegedly participating in the manipulation of its common stock, fraud, misrepresentation, failure to exercise fiduciary responsibility, and/or failure to adhere to SEC trading rules and regulations, tortious interference, conspiracy and other actions set forth in the complaint, but not limited to enforcement of settlement date and affirmative determination. As this is an on-going action, no adjustments have been made to the financial statements related to this matter.

                            (outside back cover page)



Until _____________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.








                       ----------------------------------
                               SEDONA CORPORATION
                       ----------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities offered in this offering. All of the amounts shown are estimated except the SEC registration fee.

SEC  Registration fee                          $   496.67
Printing expenses                                1,000.00
Legal fees and expenses                         15,000.00
Accounting fees and expenses                    25,000.00
                                               ----------
   Total                                       $41,496.67
                                               ----------


ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any pending, threatened or completed action or proceeding, and permits such indemnification against expenses (including attorney's fees) incurred by them in connection with any pending, threatened or completed derivative action, if the director or officer has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Pennsylvania law requires that a corporation indemnify its directors and officers against expenses (including attorney's fees) actually and reasonably incurred by them in connection with any action or proceeding, including derivative actions, to the extent that such person has been successful on the merits or otherwise in defense of the action or in defense of any claim, issue or matter therein. Furthermore, Pennsylvania law provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

         In Pennsylvania, the statutory provisions for indemnification and advancement of expenses, including Sections 1741-1750 of the BCL, are non-exclusive with respect to any other rights, such as contractual rights or under a by-law or vote of shareholders or disinterested directors, to which a person seeking indemnification or advancement of expenses may be entitled. Such contractual or other rights may, for example, under Pennsylvania law, provide for indemnification against judgments, fines and amounts paid in settlement incurred by the indemnified person in connection with derivative actions.

         Pennsylvania law permits such derivative action indemnification in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

         The provisions of Article VII of the Company's by-laws (the "By-laws") require or authorize indemnification of officers and directors in all situations in which it is not expressly prohibited by law. At the present time, the limitations on indemnification would be dictated by the BCL and related legislation, which prohibit indemnification where the conduct is determined by a court to constitute willful misconduct or recklessness. Subject to these statutory limitations, the By-laws specifically authorize indemnification against both judgments and amounts paid in settlement of derivative suits. These provisions also authorize indemnification for negligence or gross negligence and for punitive damages and specific liabilities incurred under the federal securities laws. The By-laws also prohibit indemnification attributable to receipt from the Company of a personal benefit to which the recipient is not legally entitled.

         Under the indemnification provisions of the By-laws, a person who has incurred an indemnifiable expense or liability would have a right to be indemnified, and that right would be enforceable against the Company as long as indemnification is not prohibited by law. To the extent indemnification is permitted only for a portion of a liability, the By-laws also require the Company to indemnify such portion.

         Section 7.03 of the By-laws provides that the financial ability of a person to be indemnified to repay an advance of indemnifiable expenses is not a prerequisite to the making of the advance.

         Section 7.06 of the By-laws provides that any dispute concerning a person's right to indemnification or advancement of expenses thereunder will be resolved only by arbitration by three persons, each of whom is required to have been a director or executive officer of a corporation whose shares, during at least one year of such service, were listed on the New York Stock Exchange or the American Stock Exchange or were quoted on the NASDAQ system. The Company also is obligated to pay the expenses (including attorney's fees) incurred by any person who is successful in the arbitration. The arbitration provisions effectively waive the Company's right to have a court determine the unavailability of indemnification in cases involving willful misconduct or recklessness.

         Section 7.07 of the By-laws provides that in circumstances in which indemnification is held to be unavailable, the Company must contribute to the liabilities to which a director or officer may be subject in such proportion as is appropriate to reflect the intent of the indemnification provisions of the By-laws. Since the foregoing provisions purport to provide partial relief to directors and officers in circumstances in which the law or public policy is construed to prohibit indemnification, substantial uncertainties exist as to the enforceability of the provisions in such circumstances.

         Section 7.10 of the By-laws also contains provisions stating that the indemnification rights thereunder are not exclusive of any other rights to which the person may be entitled under any statute, agreement, vote of shareholders or disinterested directors or other arrangement.

         All future directors and officers of the Company automatically would be entitled to the protections of the indemnification provisions of the By-laws at the time they assume office.

         Pennsylvania law permits a corporation to purchase and maintain insurance on behalf of any director or officer of the corporation against any liability asserted against the director or officer and incurred in such capacity, whether or not the corporation would have the power to indemnify the director or officer against such liability. The directors and officers of the Company are currently covered as insureds under a directors' and officers' liability insurance policy.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         Class A Convertible Preferred Stock

         Series A, B, D, E, F, G and H

         Class A preferred stock is issuable in various series and is convertible in accordance with the terms of the issued series. The Board of Directors has the authority to fix by resolution all other rights. The Class A Series A preferred, when declared, shares pay quarterly dividends at the rate of twelve percent (12%) per annum, when declared have cumulative rights and have a liquidation preference at the par value of the preferred shares. Each share is convertible at the election of the holder into one share of Common stock at any time. Each holder has the same right to vote each share on all corporate matters as the holder of one share of Common stock.

         During 2000, all 1,000 shares of Class A Series B convertible preferred stock and the related accrued dividends of $88 were converted into 473,091 shares of common stock.

         During 1999, all remaining 4,347 shares of Class A Series E convertible preferred stock and the related accrued dividends were redeemed for cash or converted into shares of common stock. Of the total remaining shares, 2,034 and related accrued dividends payable of $139 were converted to 1,271,832 shares of common stock. In total, cash of $2,776 was utilized to redeem the final remaining 2,313 shares of Class A Series E convertible preferred shares and pay $463 in accrued dividend and redemption premium regarding the retirement.

         On May 24, 1999, the Company entered into a $1.0 million private placement purchase agreement for the issuance of 1,000 shares of Class A Series F convertible preferred stock. After a period of 12 months from May 24, 1999 (anniversary date), the investor can convert the preferred stock to common stock at the lower of: 1) $1.41 (the "Closing Price"), or 2) 100% of the common stock's average last trade price during the 25 trading days preceding the Conversion Date (the "Conversion Date Price"). In no event can the conversion price be below $1.00. The conversion amount shall be the principal amount of the preferred stock being converted, plus an 8% premium accruing from the closing date to the conversion date. Mandatory conversion of the preferred stock shall occur on the third anniversary after closing using the conversion terms referenced above. During 2000, 220 shares of Class A Series F convertible preferred stock and the related accrued dividends payable of $24 were converted into 172,500 shares of common stock.

         In February 2000, the Company closed a $3,000 private placement by issuing 3,000 shares of Series G convertible preferred stock. The then outstanding Series G convertible preferred stock was redeemed in November 2000 in connection with the issuance of the $3,000 principal amount convertible debenture.

         During the remainder of 2000, all of the Class A Series G convertible preferred stock shares and the related accrued dividends were redeemed for cash or converted into shares of common stock. Of the total remaining shares, 1,275 and related accrued dividends payable of $40 were converted to 786,035 shares of common stock. In total, cash proceeds from the debenture issue (Note 5 above) of $2,246 were utilized to redeem the final remaining 1,725 shares of Class A Series G convertible preferred shares and pay $519 in accrued dividends and redemption premium.

         In conjunction with the CIMS acquisition transaction completed in April 2000, 1,500 shares of Class A Series H preferred stock with a face value of $1,500 (book value $1,300) were issued as part of the transaction consideration. The series H preferred stock yields 8% in semi-annual cash dividends, when declared, and is convertible at the Company's option until April 2006.

         Common Equity

            During the first quarter of 2003, there were a total of 305,000 common stock options with exercise prices ranging from $0.17 to $0.24 granted to Directors of the Company.

            During January 2003 an agreement was reached with certain Directors of the Company to satisfy a $211 liability for previously rendered services with 1,320,854 shares of common stock, of which 568,906 were issued as of September30, 2003. Also during January 2003, the Company issued 37,500 shares of common stock to a vendor in lieu of a $6 cash payment.

            In January 2003, the Company issued an 8% convertible debenture to Mr. David R. Vey and received proceeds of $120. The debenture matures on January 5, 2004 and is convertible at any time at the option of the holder into 2,000,000 share of common stock until that date. Also during January 2003, the Company received $700 in exchange for the Company's issuance of a $100 convertible debenture and a $600 promissory note, each bearing interest at a rate of 7%, and which both mature on January 15, 2004. The Company may extend the maturity of each instrument for up to three additional years subject to required pay downs. The convertible debenture can be converted at the option of the holder into 10,000,000 shares of common stock. Additionally, in March 2003, the Company received an additional $500 from Mr. Vey in exchange for a $400 promissory note and a $100 convertible debenture maturing in March 2004, bearing interest at a rate of 7%, subject to the Company's option to extend for three additional years by making required pay downs. The March 2003 convertible debenture is convertible at the option of the holder into 10,000,000 shares of common stock.

            The Company has accounted for the value of the conversion feature of these instruments, which was limited to the amount of aggregate proceeds received of $1,320, as additional paid in capital and debt discount. This amount will be accreted over the life of the notes as additional interest expense.

            In addition the Company issued to a third party as a finder's fee in lieu of cash fees, 1,610,000 warrants at a price of $0.40 per share for the above equity transactions and repriced a prior warrant to purchase 150,000 shares from $1.50 per share to $0.10 per share. In March 2003, the Company received $9 proceeds from the exercise of 90,000 warrants at $0.10 per share.

            During the first quarter of 2003, the Company issued 134,461 shares of common stock to third parties for services rendered in the amount of $25; 107,369 of these shares were issued to a Director of the Company.

            During the second quarter of 2003, the Company issued 198,836 shares of common stock to third parties for services rendered in the amount of $51; 53,770 of these shares were issued to a Director of the Company who retired in July 2003. Also during the second quarter of 2003, the Company recognized $181 from the exercise of 560,000 common stock warrants.

            During the second quarter of 2003, the Company issued common stock pursuant to an Employee 401(k) Plan, whereby certain contributions are matched by the Company in Company common stock valued at $82, resulting in the issuance of 514,713 shares of common stock.

            In June 2003, the Company entered into an agreement with Mr. David Vey to issue 462,962 shares of its common stock and to issue 125,000 common stock warrants in exchange for $125. This agreement was modified in September 2003 to change the transaction from the issuance of equity securities to debt. The Company entered into a $125 convertible debenture with Mr. Vey that bears interest at 8% per annum and is due July 10, 2004. The debenture is convertible at the option of the holder at any time into 446,429 shares of common stock.

            In July 2003, the Company entered into a $160 convertible debenture with Mr. David Vey that bears interest at 8% per annum and is due July 31, 2004. The debenture is convertible at the option of the holder at any time into 640,000 shares of common stock.

            In August 2003, the Company issued 1,250,000 shares of its common stock in a private placement and issued two-year warrants to purchase 625,000 shares of its common stock at an exercise price of $0.35 per share to investors for an aggregate purchase price of $250.

            In September 2003, the Company also entered into a $160 convertible debenture with Mr. David Vey that bears interest at 8% per annum and is due September 25, 2004. The debenture is convertible at the option of the holder at any time into 888,889 shares of common stock.

            During the third quarter of 2003 the Company issued 248,229 shares of its common stock to third parties for services rendered in the amount of $55. The Company also issued 591,676 shares of its common stock in lieu of $158 in fees related to the litigation entered into by the Company as fully explained in
Note 12.

         Subsequent to September 30, 2003, the Company issued an additional 521,752 shares of its common stock to third parties for services rendered in the amount of $102. The Company also issued 331,610 shares of its common stock in lieu of $67 in fees related to certain litigation entered into by the Company. The Company issued 3,000,000 shares of its common stock to Mr. David Vey who converted a $220 debenture. The Company also issued 966,950 shares of its common stock to the holder of the holder of Class A, Series F, Convertible Preferred Stock after a conversion notice was delivered to the Company requesting conversion of $780 principal value preferred stock plus accrued interest of $187 into shares of our common stock.

         All of the securities issued in the preceding transactions were sold in reliance upon Rule 506 of Regulation D involving only accredited investors.

         The Company ceased to declare preferred stock dividends as of January 1, 2001 on the outstanding series of its Class A Convertible Preferred Stock. Cumulative but undeclared dividends at December 31, 2001 equaled $456. In 2001, the Company paid $30 of dividends and reversed $154 of previously accrued but undeclared dividends. Cumulative but undeclared dividends at September 20, 2003 equaled $961 or $1.91 per share. To the extent such dividends are declared and paid they will then be reflected appropriately in the Company's financial statements.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS

                                  EXHIBIT INDEX


EXHIBIT NO.          DESCRIPTION
----------           -----------
3.1                  Articles of Incorporation (2)

3.2                  Bylaws (2)

3.3                  Amendment to Articles of Incorporation (3)

5*                   Opinion of Pepper Hamilton LLP, regarding legality of securities being registered

10.1                 Series F Convertible Preferred Stock and Warrants Purchase Agreement, dated May 24, 1999, by and between the Company, Oscar Tang, individually, and The Tang Fund (6)

10.12                Convertible Debentures and Warrants Purchase Agreement, dated November 22, 2000 (7)

10.13                Commitment Warrant, dated November 22, 2000 (7)

10.14                Additional Warrant, dated November 22, 2000 (7)

10.15                Warrant issued to Ladenburg Thalmann & Co., Inc., dated November 22, 2000 (7)

10.19                Stock Purchase Agreement between AMRO International S.A. and the Company, dated January 23,
                     2001 (8)

10.20                Stock Purchase Warrant issued to AMRO International S.A., dated January 23, 2001 (8)

10.21                Warrant issued to Ladenburg Thalmann & Co., Inc. dated January 23, 2001 (8)

10.22                Lease between Teachers Insurance and Annuity Association and the Company (9)

10.25                2000 Incentive Stock Plan (10)

10.26                2000 Employee Stock Purchase Plan (10)

10.27                Employment Agreement, dated September 15, 1999, between the Company and Marco A. Emrich (11)

10.28                Employment Agreement, dated January 1, 2000, between the Company and William K. Williams (8)



EXHIBIT NO.          DESCRIPTION
----------           -----------
10.30                Shareholder/Investor Relations Compensation Agreement between the Company and Osprey
                     Partners, dated January 3, 1997, with amendments dated January 27, 2000 and December 13,
                     2000 (14)

10.31                Finder's Fee Agreement between the Company and Osprey Partners, dated February 24, 1999 (8)

10.32                Disbursement Agreement between the Company and ZipFinancial.com, Inc. dated December 29,
                     2000 (8)

10.33                Promissory Note payable to the Company by ZipFinancial.com, Inc. dated December 29, 2000 (8)

10.32                Security Agreement between the Company and ZipFinancial.com, Inc. dated December 29, 2000 (8)

10.35                Warrant issued to Acxiom Corporation Dated April 4, 2001 (8)

10.36                Form of Common Stock and Warrants Purchase Agreements used in August 2001 to September 2002 private placements by and among the Company and the investors signatory thereto (12)

10.37                Form of Registration Rights Agreements used in August 2001 to September 2002 private placements by and among the Company and the investors signatory thereto (12)

10.38                Form of Notes dated September and October 2001 by and among the Company and investors signatory thereto (12)

10.38                Form of Warrants issued to investors used in August 2001 to September 2002 private sales of
                     Common Stock and notes (12)

10.39                Agreement and related Promissory Note dated February 14, 2002 related to retirement of
                     November 2000 Convertible Debentures and Warrants (13)

10.40                Agreement for purchase of assets of Lead Factory, Inc. dated March 29, 2002 (13)

10.42                Convertible note dated December 6, 2002 in favor of David R. Vey, in the principal amount of
                     $100,000 (14)

10.43                Convertible note dated January 3, 2003 in favor of David R. Vey, in the principal amount of
                     $120,000 (14)

10.44                Convertible note dated January 10, 2003 in favor of David R. Vey and Richard T. Hartley, in the principal amount of $100,000 (14)

10.45                Promissory note dated January 13, 2003 in favor of Oak Harbor Investment Properties, L.L.C., in the principal amount of $600,000 (14)

10.46                Convertible note dated March 13, 2003 in favor of David R. Vey and Richard T. Hartley, in the principal amount of $100,000 (14)

10.47                Promissory note dated March 13, 2003 in favor of Oak Harbor Investment Properties, L.L.C., in the principal amount of $400,000 (14)

10.48                Office Lease Agreement dated December 24, 2002



EXHIBIT NO.          DESCRIPTION
----------           -----------

10.49                Amendment 6 to Consulting Agreement Between Osprey Partners and SEDONA Corporation dated
                     February 4, 2003

10.50                Investor Relations/Consulting Agreement dated February 4, 2003 between Steven C. Ficyk and
                     SEDONA Corporation

21**                 Subsidiaries of the Registrant

23.1*                Consent of Ernst & Young, LLP

23.2*                Consent of Pepper Hamilton LLP (included as part of Exhibit 5.1 hereto)

24.1**               Power of attorney


-------------
*    Filed herewith.

** To be filed by amendment.

(1) Filed as an Exhibit to the Registration Statement on Form S-3, filed May 23, 2000 (File No. 333-37678) and incorporated herein by reference.

(2) Filed as an Exhibit to the Company's Current report on Form 8-K, dated June 15, 1992 and incorporated herein by reference.

(3) Filed as an Exhibit to the Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and incorporated herein by reference.

(4) Filed as an Exhibit to the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999 and incorporated herein by reference.

(5) Filed as an Exhibit to the Registration Statement on Form S-3 filed June 5, 2000 (File No. 333-38578) and incorporated herein by reference.

(6) Filed as an Exhibit to the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999 and incorporated herein by reference.

(7) Filed as an Exhibit to the Current Report on Form 8-K filed November 28, 2000 and incorporated herein by reference.

(8) Filed as an Exhibit to the Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and incorporated herein by reference.

(9) Filed as an Exhibit to the Current Report on Form 8-K filed August 31, 2000 and incorporated herein by reference.

(10) Filed as an Appendix to the Company's Definitive Proxy Statement for the 2000 Annual Meeting of Shareholders filed May 17, 2000 and incorporated herein by reference.

(11) Filed as an Exhibit to the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999 and incorporated herein by reference.

(12) Filed as an Exhibit to the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001 and incorporated herein by reference.

(13) Filed as an Exhibit to the Annual Report on Form 10-K for the year ended December 31, 2001 and incorporated herein by reference.

(14) Filed as an Exhibit to the Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS


The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is first declared effective.

     (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (5) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of its Charter or By-laws or the Pennsylvania Business Corporation Law of 1988 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montgomery County, Commonwealth of Pennsylvania, on the 12th day of February, 2004.

                               SEDONA CORPORATION



By: /s/ Marco A. Emrich                  /s/ Anita M. Primo
    ----------------------------------   ---------------------------------------
    Marco A. Emrich                      Anita M. Primo
    President, Chief Executive Officer   Vice President, Chief Financial Officer
                                         And Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.



                  /s/ Marco A. Emrich                             President, Chief Executive Officer,
--------------------------------------------------------          and Director
                    Marco A. Emrich

                   /s/ David R. Vey                               Chairman of the Board
--------------------------------------------------------
                     David R. Vey


                /s/ Victoria V. Looney                            Director
--------------------------------------------------------
                  Victoria V. Looney


                 /s/ Jack A. Pellicci                             Director
--------------------------------------------------------
                   Jack A. Pellicci


                 /s/ James C. Sargent                             Director
--------------------------------------------------------
                   James C. Sargent


                 /s/ Robert M. Shapiro                            Director
--------------------------------------------------------
                   Robert M. Shapiro

